Exhibit 4.57
Xinhua Finance Media Limited
and
Prime Day Management Limited
and
Starease Limited
and
Ge Zhijun

PURCHASE AGREEMENT
IN RESPECT OF
SHARES IN THE CAPITAL OF
STAREASE LIMITED
AND
OTHER ASSETS SET OUT HEREIN

9 October 2008
www.klgates.com

THIS PURCHASE AGREEMENT (this “Agreement”) is made on the 9th day of October 2008

BETWEEN

Xinhua Finance Media Limited, a company incorporated under the laws of the Cayman Islands with registration number 157511 and its registered address located at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, Cayman Islands, British West Indies (“XFM”);

AND

Prime Day Management Limited, a company incorporated under the laws of the British Virgin Islands and its registered address located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Vendor”);

AND

Starease Limited, a company incorporated under the laws of the British Virgin Islands with incorporation number 1499637 and its registered address located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

AND

Ge Zhijun, holder of PRC identity card number 120106196803171515 of Room 1110, Block 1, Wanke City Garden, Xinxing Road, Heping District, Tianjin, People’s Republic of China (the “Covenantor”).
WHEREAS
A.	The Vendor owns all of the legal and beneficial interest in the share capital of the Company.

B.	The Company owns all of the legal and beneficial interest in the share capital of CMN.

C.	CMN owns all of the legal and beneficial interest in the equity capital of Haipei.

D.	XFM desires to purchase from the Vendor and the Vendor wishes to sell to XFM all of the shares in the capital of the Company and the Vendor and the Covenantor wisheto procure the sale of certain other assets controlled by them to parties designated by XFM subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the sufficiency, adequacy and receipt of which are hereby acknowledged, XFM, the Company, the Vendor and the Covenantor hereby agree as follows:

1.	DEFINITIONS
1.1	Definitions. The following terms when used herein shall have the meanings ascribed to them below:

“Accounts Receivables”	means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any contract or agreement or otherwise; (b) any note receivable; or (c) any other receivable or right to payment of any nature;

“Affiliates”	of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person or, in the case of a natural Person, such Person’s spouse, parents and descendants (whether by blood or adoption and including stepchildren);

“Ancillary Agreements”	means, collectively, the Equity Transfer Documents, the Internal Control Agreements and any other agreements contemplated in this Agreement;

“Assets”	means any real, personal, mixed, tangible, intangible or other property of any nature, including, but not limited to, cash or cash equivalents, inventory, prepayments, deposits, escrows, Accounts Receivables, Tangible Property, Intellectual Property, Real Property, software and goodwill, and claims, causes of action and other legal rights and remedies of any nature whatsoever;

“Balance Jiasen Closing Consideration”	has the meaning ascribed to it in Clause 2.3(a);

“Business Day”	means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in Hong Kong or the PRC are required or permitted by laws to be open and shall not include a day on which normal banking hours are shortened or interrupted by typhoon, rain or similar warnings;

“Claimant”	has the meaning ascribed to it in Clause 13.3(a);

“Closing”	means, collectively, the Jiasen Closing and the JV Closing;

“Closing Deliverable Agreements”	means all the agreements or documents required to be delivered by the Vendor or the Covenantor under this Agreement as conditions to SDTC Closing or JV Closing;

“CMN”	means China Media Network Limited, a company incorporated under the laws of Hong Kong with incorporation number 1173165 and its registered address located at Rooms 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong, the particulars of which are set forth under Schedule B;

“Company Charter Documents”	has the meaning ascribed to it in Schedule D;

“Company Shares”	means all of the share capital of the Company being ordinary shares each with a par value of US$1 in the capital of the Company;

“Consent”	means any consent, approval, permit, license, order, or authorization of or registration, declaration, or filing with or exemption by Governmental Entity;

“Control”, “Controls”, “Controlled”	(or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Digital Channels”	means, collectively, the four (4) digital pay TV channels namely, Time Household, Time Fashion, Time Food and Time Househol, the particulars of which are set forth in Schedule F;

“Disclosing Party”	has the meaning ascribed to it in Clause 12.4;

“Dispute Notice”	has the meaning ascribed to it in Clause 13.3(a);

“Deposit”	has the meaning ascribed to it in Clause 2.3(a)(i);

“Encumbrance”	means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“Equity Interests”	means, collectively, the Jiasen Equity Interests and SDTC

Equity Interests;

“Equity Transfer”	means, collectively, the Jiasen Equity Transfer and SDTC Equity Transfer;

“Equity Transfer Documents”	means all the documents, agreements and instruments as set forth under Schedule M;

“Financial Statements”	means the result of the financial due diligence conducted by XFM in respect of the financial condition of members of the Group including, but not limited to, the financial statements of SDTC provided to XFM as set forth under Schedule O;

“Foreign Exchange Rate”	means the average of the closing middle exchange rates posted on the website of the State Administration of Foreign Exchange at www.safe.gov.cn for the conversion of RMB to USD on the close of the fifteen trading days prior to any date of payment under this Agreement;

“Governmental Entity”	means any court, regulatory body, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign;

“Group”	means, collectively, the Company, CMN and the PRC Group;

“HBLD”	means Shenshen Haibei Lei Di Business Consulting Co., Ltd. (“”), a company incorporated under the laws of the PRC with a registered address at No.629, West of the Sixth Floor of Honggui Apartment, No. 2068 Honggui Road, Luohu District, Shenzhen, PRC, the particulars of which are set forth under Schedule B;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Indemnified Party”	has the meaning ascribed to it in Clause 10.5;

“Indemnifying Party”	has the meaning ascribed to it in Clause 10.5;

“Intellectual Property”	means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property;

“Internal Control Agreements”	means all the documents, agreements and instruments as set forth under Schedule N;

“Jiasen”	means Shanghai Jia Shen Advertising Co., Ltd. (“

”), a company incorporated under the laws of the PRC with a registered address at Room 108, Building 2, No.188, Lane 1035, Qilianshan Road, Putuo District, Shanghai, the particulars of which are set forth under Schedule B;

“Jiasen Closing”	has the meaning ascribed to it in Clause 2.5;

“Jiasen Closing Conditions”	has the meaning ascribed to it in Clause 3.1;

“Jiasen Closing Consideration”	has the meaning ascribed to it in Clause 2.3(a);

“Jiasen Closing Date”	has the meaning ascribed to it in Clause 2.5;

“Jiasen Cooperation Agreement”	means the cooperation agreement entered into between Jiasen and Tianjin TV Station the form of which is set out under ScheduleL;

“Jiasen Equity Interests”	means the entire equity interest of Jiasen representing a total registered capital of RMB100,000;

“Jiasen Equity Transfer”	has the meaning ascribed to it in Clause 2.2;

“Jiasen Equity Transfer Documents”	means, collectively, the documents set out under ScheduleM;

“Jiasen Payment”	has the meaning ascribed to it in Clause 2.3(a);

“JVs”	means, collectively, the joint venture companies to be established by SDTC and XFM VIE pursuant to Clause 4;

“JV Closing”	has the meaning ascribed to it in Clause 5.1;

“JV Closing Conditions”	has the meaning ascribed to it in Clause 5.2;

“JV Closing Date”	has the meaning ascribed to it in Clause 5.1;

“JV Cooperation Agreements”	has the meaning ascribed to it in Clause 5.3(h);

“Lease”	has the meaning ascribed to it in Schedule D and the particulars of which are set forth in Schedule H;

“Licenses”	means all the licenses set forth under Schedule K;

“Licensed Intellectual Property”	means any and all license rights granted to any member of the Group in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to any member of the Group anywhere in the world: (1) trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, service marks and trade dress; (2) patents; (3) mask works; (4) utility models; (5) domain names; (6) copyrights and copyrightable works; (7) databases; (8) graphics; (9) schematics; (10) marketing, sales and user data; (11) technology; (12) trade secrets, including confidential know-how, inventions, specifications and processes; (13) computer software programs of any kind (in both source and object code form); (14) application programming interfaces; (15) protocols; and (16) any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Losses”	has the meaning ascribed to it in Clause 10.1;

“Material Adverse Change”	means any event or circumstance that occurs which might reasonably be expected to have a material adverse effect on the prospects, business, operations or financial condition of the Group taken as a whole or that would materially affect the ability of any of the companies in the Group or any Person who is a party to any of the Ancillary Agreements or this Agreement to perform its obligations under any of the Ancillary Agreements or this Agreement;

“Market Value”	means in respect of each XFM Common Shares means the average of the closing price of each XFM Common Shares or its equivalent in American Depository Receipts or other tradable instruments representing such shares on NASDAQ for the fifteen (15) trading days up to and including the third trading day prior to the applicable date (adjusted to give effect to any splits, consolidations, dividends or other recapitalizations occurring during such fifteen-day period);

“Material Contracts”	means the material contracts the particulars of which are set forth in Schedule I;

“NASDAQ”	means the National Association of Securities Dealers Automated Quotations;

“Non-Disclosing Parties”	has the meaning ascribed to it in Clause 12.4;

“Owned Intellectual Property”	means any and all of the following that are owned (including joint ownership) or held by any member of the Group anywhere in the world: (1) trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, service marks and trade dress; (2) patents; (3) mask works; (4) utility models; (5) domain names; (6) copyrights and copyrightable works; (7) databases; (8) graphics; (9) schematics; (10) marketing, sales and user data; (11) technology; (12) trade secrets, including confidential know-how, inventions, specifications and processes; (13) computer software programs of any kind (in both source and object code form); (14) application programming interfaces; (15) protocols; and (16) any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Person” or “Persons”	means any natural person, corporation, company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority;

“PRC”	means the People’s Republic of China;

“PRC Charter Documents”	has the meaning ascribed to it in Schedule D;

“PRC Group”	means, collectively, HBLD, Jiasen and SDTC;

“Pre-Closing Tax Period”	has the meaning ascribed to it in Clause 10.1(c);

“Real Property”	means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights;

“Relevant Date”	means the respective payment date of the Total Consideration;

“Return Periods”	has the meaning ascribed to it in Schedule D;

“Returns”	has the meaning ascribed to it in Schedule D;

“RMB” and “Renminbi”	means the lawful currency of the People’s Republic of China

“SAIC”	means the State Administration of Industry and Commerce and its competent branches;

“SDTC”	means Tianjin Shi Dai Tian Chuang Media Development Co., Ltd. (“”), a company incorporated under the laws of the PRC with a registered address at No.8 Xinghua 7th Branch Road, Xiqing Economic Development Zone, Tianjin, the particulars of which are set out under Schedule B;

“SDTC Equity Interests”	means the entire equity interests of SDTC representing a total registered capital of RMB55,000,000;

“SDTC Equity Transfer”	has the meaning ascribed to it in Clause 2.2(b);

“Straddle Period”	has the meaning ascribed to it in Clause 10.2(c);

“Tangible Property”	means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, spare parts, forms, supplies or other tangible personal property of any nature;

“Tax Settlement Option”	has the meaning ascribed to it in Clause 10.2(b);

“TJYX”	means Tianjin Yinxin XinHeng Investment Consulting Co., Ltd. (), the existing owner of 49% of the SDTC Equity Interests;

“Total Consideration”	has the meaning ascribed to it in Clause 2.3;

“US$” and “US Dollars”	means the lawful currency of the United States of America;

“XFM Common Shares”	means Class A common shares in the share capital of XFM with a par value of US$0.001 each;

“XFM Nominee”	means any Person or Persons nominated by XFM; and

“XFM VIE”	means, a company incorporated under the laws of the PRC designated by XFM.

1.2	Interpretation. In this Agreement:
(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(c)	all time and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;

(d)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender; and

(e)	references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement.
1.3	Recitals, Schedules. All recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set forth in the body of this Agreement and any reference to this Agreement shall include the recitals and schedules.

1.4	Joint Obligations. Warranties, covenants, indemnities or other obligations expressed in this Agreement to be given by more than one party shall be deemed to be given by such parties on a joint and several basis unless otherwise expressly provided for.

2.	SALE AND PURCHASE OF COMPANY SHARES AND PROCUREMENT OF SALE OF EQUITY INTEREST
2.1	Purchase and Sale of Company Shares. Subject to the terms and conditions set forth in this Agreement, XFM (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) agrees with the Vendor to purchase and the Vendor and the Covenantor agree to sell and cause to be sold to XFM or the XFM Nominee at Jiasen Closing, all of its direct and indirect interests in the Company Shares with effect from the Jiasen Closing Date free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to them including all rights to any dividends or other distribution declared, paid or made in respect of them after the Jiasen Closing Date.

2.2	Transfers of Equity Interests. The Vendor and the Covenantor shall jointly and severally procure and guarantee each of the following as soon as practicable following the execution and delivery of this Agreement and at or prior to Jiasen Closing:

(a)	within one (1) month from the signing of this Agreement, complete the transfer and procure the completion of the transfer (as the case may be) of all of the Jiasen Equity Interests from the existing holders thereof to XFM Nominee (the “Jiasen Equity Transfer”) in consideration of the Jiasen Payment including, but not limited to, the execution, submission to and registration with the relevant Governmental Entities of all the Jiasen Equity Transfer Documents and obtaining the original new business licence of Jiasen reflecting the change of shareholding following the Jiasen Equity Transfer and the original notice from local Administration of Industry and Commerce approving the change of registration of Jiasen. The Vendor and the Covenantor shall jointly and severally procure the due execution and delivery of all documents required to be executed and delivered by the holders of the Jiasen Equity Interests or any other party necessary to vest in XFM Nominee its interest in all property and rights in and to the Jiasen Equity Interests as are intended to be vested in it in consideration of the Jiasen Payment by or pursuant to this Agreement and the Ancillary Agreements; and

(b)	complete the transfer and procure the completion of the transfer (as the case may be) of 49% of the SDTC Equity Interests from TJYX to Jiasen (the “SDTC Equity Transfer”) including, but not limited to, the execution, submission to and registration with the relevant Governmental Entities of all necessary documents and obtaining the original new business licence of SDTC reflecting the change of shareholding following the SDTC Equity Transfer and obtaining the original new business licence of SDTC reflecting the change of shareholding following the SDTC Equity Transfer and the original notice from local Administration of Industry and Commerce approving the change of registration of SDTC. The Vendor and the Covenantor shall jointly and severally procure the due execution and delivery of all documents required to be executed and delivered by the holders of the SDTC Equity Interests or any other party necessary to vest in Jiasen its interest in all property and rights in the SDTC Equity Interests as are intended to be vested in it by or pursuant to this Agreement and the Ancillary Agreements.
2.3	Payment. Subject to the conditions stipulated herein, XFM shall pay to the Vendor Fifteen Million (US$15,000,000) US Dollars and Two Million (2,000,000) XFM Common Shares (collectively, the “Total Consideration”) in the manner set forth below:
(a)	Jiasen Closing Consideration. Ten Million (US$10,000,000) US Dollars (“Jiasen Closing Consideration”) which shall be payable as follows:
(i)	subject to Clause 2.3A, Five Million (US$5,000,000) US Dollars (the “Deposit”) shall be payable in cash to the Vendor upon the execution of this Agreement as a deposit; and

(ii)	Five Million (US$5,000,000) US Dollars (the “Balance Jiasen Closing Consideration”) shall be payable in cash on the Jiasen Closing Date as follows:
(A)	RMB100,000 (the “Jiasen Payment”) shall be paid to the existing shareholders of Jiasen or such parties as the said shareholders may designate; and

(B)	the Balance Jiasen Closing Consideration less the Jiasen Payment (in its US$ equivalent calculated based on the Foreign Exchange Rate) shall be paid to the Vendor.
(b)	JV Closing Consideration. Five Million (US$5,000,000) US Dollars and Two Million (2,000,000) XFM Common Shares (the “JV Closing Consideration”) shall be payable within ten (10) Business Days following the JV Closing Date. Notwithstanding the foregoing, XFM may, in its sole discretion, deliver to the Vendor or any other person(s) designated by the Vendor money in US Dollars in lieu of all or a portion of the JV Closing Consideration otherwise deliverable to the Vendor in XFM Common Shares, the amount of which shall be the Market Value.
2.3A	Conditions to Deposit. The payment of the Deposit is subject to the following conditions having been satisfied or waived on or before the signing of this Agreement or on such date as additionally agreed by XFM:
(a)	the Jiasen Cooperation Agreement shall have been duly executed and delivered by all parties thereto and is in full force and effect and is unamended and not terminated; and
(b) a certified true copy of the duly executed Jiasen Cooperation Agreement has been delivered to XFM.
2.4	Deposit. If for any reason (other than due to the fault of XFM) Jiasen Closing does not occur or this Agreement is terminated prior to Jiasen Closing, the Vendor and the Covenantor shall return forthwith the Deposit to XFM together with interest thereon calculated at Twelve Per Cent (12%) per annum calculated daily.

2.5	Jiasen Closing. Upon the Jiasen Closing Conditions having been satisfied or waived on or before the expiration of the time period herein for the fulfilment of such conditions, the completion of the purchase and sale of the Company Shares and the Jiasen Equity Interests (collectively, the “Jiasen Closing”) shall take place at the offices of K&L Gates in Hong Kong or at such other place as may be agreed upon by the Parties. The date and time of the Jiasen Closing are herein referred to as the “Jiasen Closing Date”. For greater certainty, XFM shall not be obliged to pay any amount of the Balance Jiasen Closing Consideration unless all the Jiasen Closing Conditions are fulfilled or waived by XFM. Without prejudice to any other remedies available to XFM, XFM may defer Jiasen Closing and the payment of the Balance

Jiasen Closing Consideration until all Jiasen Closing Conditions are fulfilled or waived.

3.	CONDITIONS TO JIASEN CLOSING
3.1	Conditions to Jiasen Closing. The obligations of XFM under this Agreement to complete the purchase of the Company Shares and to pay the Balance Jiasen Closing Consideration are subject to the satisfaction or waiver on or before the Jiasen Closing Date of all of the following conditions and the delivery of all of the documents set out hereunder (collectively, the “Jiasen Closing Conditions”).

3.2	Jiasen Closing Deliverables. Upon the Jiasen Closing, the Vendor and/or the Covenantor shall deliver or procure to be fulfilled or delivered to XFM the following documents:
(a)	in respect of the Company and the Company Shares:
(i)	duly completed and executed undated instrument of transfer of the Company Shares by the Vendor in favour of XFM or an XFM Nominee together with the original share certificates representing the applicable Company Shares in a form satisfactory to XFM;

(ii)	duly completed and executed documents required for the resignation of existing directors and appointment of new directors of the Company including, but not limited to, letters of resignation from existing directors of the Company in a form satisfactory to XFM;

(iii)	duly completed and executed documents required for the resignation of existing company secretary and appointment of new company secretary of the Company including, but not limited to, letters of resignation from existing company secretary of the Company in a form satisfactory to XFM;

(iv)	certified true copy of written notice in the form satisfactory to XFM issued to the BVI registered agent of the Company notifying them of the change in authorised contact person of the Company and a written acknowledgement from the registered agent in relation thereto;

(v)	certified true copy of shareholders’ and directors’ resolution of the Company approving the resignation of the existing directors and company secretary, the appointment of the persons nominated by XFM to be new directors and company secretary, the transfer of the Company Shares and change of principal office of the Company in a form satisfactory to XFM;

(vi)	certified true copy of shareholders’ and directors’ resolution of the Vendor approving the transfer of the Company Shares in a form satisfactory to XFM;

(vii)	all books and records of the Company (including its company chop and seal);

(viii)	original certificate of incumbency of the Company dated not more than ten (10) days prior to the Jiasen Closing Date in the form satisfactory to XFM;

(ix)	original certificate of good standing of the Company dated not more than ten (10) days prior to the Jiasen Closing Date in the form satisfactory to XFM; and

(x)	originals of duly completed and executed documents required for the change in the bank account signatories of all bank accounts of the Company to the person designated by XFM.
(b)	in respect of CMN:
(i)	duly completed and signed documents required for the resignation of existing directors and appointment of new directors of CMN consisting of, but not limited to, the following:
(A)	Form D2A in a form satisfactory to XFM;

(B)	letters of resignation from existing directors of CMN in a form satisfactory to XFM; and

(C)	shareholders’ and directors’ resolution of CMN approving the resignation of the existing directors and company secretary, the appointment of the persons as nominated by XFM to be new directors and company secretary and the change of the registered office of CMN in a form satisfactory to XFM;
(ii)	certificate of continuing registration of CMN dated a date not earlier than ten (10) Business Days prior to the Jiasen Closing Date;

(iii)	all books and records of CMN (including its company chop and seal); and

(iv)	duly completed and executed documents required for the change in the bank account signatories of all bank accounts of CMN to such person as designated by XFM; and
(c)	in respect of HBLD:
(i)	originals of all documents and agreements required for the resignation of existing directors and legal representative of HBLD;

(ii)	originals of all documents and agreements required for the appointment of such person designated by XFM to be the director(s) and legal representative of HBLD;

(iii)	originals of duly completed and signed documents required for the change in the bank account signatories of all bank accounts of HBLD to such person as designated by XFM; and

(iv)	all original corporate records of HBLD (including all of its original licenses, certificates and approvals and its company chop, seal and finance chop);
(d)	in respect of Jiasen and the Jiasen Equity Transfer:
(i)	all original documents and agreements duly completed and executed as required by XFM for the sale and transfer of the Jiasen Equity Interests including, but not limited to, the Jiasen Equity Transfer Documents;

(ii)	original documents and agreements duly completed and executed as required by XFM for the resignation of all the existing directors and legal representative of Jiasen;

(iii)	all original documents and agreements duly completed and signed as required by XFM for the appointment of such person(s) as designated by XFM to be the director(s) and legal representative of Jiasen;

(iv)	originals of duly completed and executed documents required for the change in the bank account signatories of all bank accounts of Jiasen to such person as designated by XFM;

(v)	evidence satisfactory to XFM that the competent SAIC has accepted the application for filing the Jiasen Equity Transfer including, but not limited to, the original business licence of Jiasen reflecting the shareholding of Jiasen following the Jiasen Equity Transfer;

(vi)	all original corporate records of Jiasen (including all of its original licenses, certificates and approvals and its company chop, seal and finance chop);

(vii)	all powers of attorney or other authorities under which the transfer of the Jiasen Equity Interests have been executed (if any); and

(viii)	such waivers, consents and other documents as XFM may require to give to XFM Nominee good title to the Jiasen Equity Interests to enable XFM Nominee to become the registered holders thereof;
(e)	in respect of SDTC and the SDTC Equity Transfer:

(i)	certified true copies of all original documents and agreements duly completed and executed as required by XFM for the purposes of the sale and transfer of the SDTC Equity Interests and waiver duly issued by Tianjin TV Station for its first right of refusal;

(ii)	certified true copies of all original documents and agreements duly completed and executed as required by XFM for the appointment of such person as designated by XFM as additional director of SDTC;

(iii)	evidence satisfactory to XFM that the competent SAIC has accepted the application for filing the SDTC Equity Transfer including, but not limited to, the original business licence of SDTC reflecting the shareholding of SDTC following the SDTC Equity Transfer and the original notice from local Administration of Industry and Commerce approving the change of registration of SDTC;

(iv)	all original corporate records of SDTC (including all of its original licenses, certificates and approvals and its company chop, seal and finance chop);

(v)	the amendment of the articles of association of SDTC to provide for a board of five (5) directors of which two (2) directors shall be appointed by the XFM Nominee and any other documents as may be required to effect the foregoing;

(vi)	all powers of attorney or other authorities under which the transfer of the SDTC Equity Interests have been executed and delivered (if any); and

(vii)	such waivers, consents and other documents as XFM may require to give to Jiasen good title to the SDTC Equity Interests to enable Jiasen to become the registered holder thereof;
(f)	Other Deliverables.
(i)	original Internal Control Documents duly completed and executed by Jiasen and such other party as XFM may direct and the evidence certifying the pledge of share equity of Jiasen, as contemplated in the said Internal Control Documents, having be duly registered with the competent Governmental Entity such as the Administration of Industry and Commerce in accordance with the applicable laws;

(ii)	the original of the duly executed Jiasen Cooperation Agreement;

(iii)	written confirmation from the Vendor that it is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained; and

(iv)	such other agreements, documents and actions as XFM may reasonably require for the purposes herein, including but not limited to, all documents required to be executed, submitted to and/or registered with to any Governmental Entity.
3.3	Other Jiasen Closing Conditions. The obligations of XFM under this Agreement to complete the purchase of the Company Shares and the Jiasen Equity Interests and pay the Jiasen Closing Consideration are subject to the satisfaction or waiver on or before the Relevant Date of each of the following:
(a)	Representations and Warranties. All representations and warranties shall be true on and as of the Jiasen Closing or the date of payment with the same effect as though such representations and warranties had been made on and at such date.

(b)	Due Diligence. XFM has completed its due diligence review of the Group and is satisfied with the results thereof.

(c)	Performance. Each member of the Group shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, the Ancillary Agreements that are required to be performed or complied with by it on or before the Jiasen Closing or the date of payment.

(d)	No Material Adverse Change. There has not occurred any Material Adverse Change in the Group’s business, financial condition, Assets or operations since 31 July 2008.

(e)	Board Approval. XFM’s board of directors shall have authorized and approved the execution and delivery of the Agreement and the Ancillary Agreements.

(f)	Equity Transfers. The Equity Transfers have been duly completed and all documents required to be filed with or delivered to Governmental Entity have been so filed or delivered.

(g)	Board Composition. All documents required to change the directors of each member of the Group to nominees of XFM shall have been duly completed and signed and, where applicable, filed, submitted to or registered with the relevant Governmental Entity.

(h)	Licenses. All Licenses shall be valid and in full force and shall be renewable solely by each member of the Group (as applicable) or its branch throughout the period from 31 July 2008 to the Jiasen Closing Date or date of payment.

(i)	SDTC Equity Transfer. The SDTC Equity Transfer has been duly completed and all consents, approvals, licences and permits required for the SDTC Equity Transfer from all Governmental Entities have been duly obtained. The business licence of SDTC reflecting the new shareholding of SDTC following the SDTC Equity Transfer and the notice from local Administration of Industry and Commerce approving the change of registration of SDTC have been duly issued. All of the consideration for the STDC Equity Transfer has been fully satisfied and there are no outstanding claims from TJYX against SDTC or Jiasen.

(j)	Jiasen Liabilities. Immediately prior to the Jiasen Closing, Jiasen has no liabilities or obligations in favour of any party save for the following:
(a)	Ten Million Five Hundred Thousand Renminbi (RMB10,500,000) in favour of SDTC provided always that if Jiasen is obliged to repay part or whole of such debt to SDTC prior to the Jiasen Closing pursuant to the Jiasen Cooperation Agreement and therefore it borrows the same amount from its shareholders or other third parties, free of interest, for fulfilling the repayment obligation, the liabilities or obligations relating to the amount borrowed shall be in favour of the lending shareholders or third parties; and

(b)	Twenty-two Million Five Hundred Thousand Renminbi (RMB22,500,000) in favour of its shareholders or other third parties.
3.3A	Equity Interests in Jiasen. For the avoidance of doubt, XFM and/or XFM Nominee shall have the right to transfer or otherwise dispose or deal with the equity interests in Jiasen acquired by XFM Nominees following the Jiasen Closing as XFM shall determine at its sole discretion.

4.	ESTABLISHMENT OF JVs
4.1	As soon as practicable following the execution of this Agreement, the Company shall procure that four (4) joint venture companies be established in Tianjin in the PRC from the Jiasen Closing Date in accordance with the following (unless otherwise expressly agreed to by XFM):
(a)	Each JV shall be established with a registered capital of no less than There Million Renminbi (RMB3,000,000);

(b)	The capital contribution to each JV shall be made in accordance with the Jiasen Cooperation Agreement or such other agreements as may be entered into by XFM VIE and SDTC;

(c)	XFM VIE shall be the Fifty five Per Cent (55%) shareholder and SDTC shall be the Forty Five Per Cent (45%) shareholder of each JV.

(d)	Each JV shall be established as a PRC domestic limited liability company;

(e)	Each JV shall have a board of directors consisting of three (3) members. XFM VIE shall be entitled to appoint two (2) directors and SDTC shall be entitled to appoint one (1) director;

(f)	The joint venture contract of each JV shall be duly completed and executed by SDTC and XFM VIE in the form satisfactory to XFM;

(g)	Each JV shall have duly obtained the Television Programs Production Broadcast Permit; and

(h)	Each JV shall have entered into the agreement with SDTC in the form satisfactory to XFM under which SDTC authorises such JV to operate one of the Digital Channels as designated by XFM.
5.	JV CLOSING

5.1	JV Closing. Upon the JV Closing Conditions having been satisfied or waived (the “JV Closing”), the Parties shall meet at the offices of XFM in Hong Kong or at such other place as may be agreed upon by the Parties on the date that is immediately following confirmation from XFM that the said conditions have been satisfied or waived. The date and time of the JV Closing are herein referred to as the “JV Closing Date”. For greater certainty, XFM shall not be obliged to pay any amount of the JV Closing Consideration unless all the JV Closing Conditions are fulfilled or waived by XFM. Without prejudice to any other remedies available to XFM, XFM may defer JV Closing and the payment of the JV Closing Consideration until all JV Closing Conditions are fulfilled or waived.

5.2	Conditions to JV Closing. The obligations of XFM under this Agreement to pay the JV Closing Consideration are subject to the satisfaction or waiver on or before the JV Closing Date of all of the conditions and the delivery set out hereunder (collectively, the “JV Closing Conditions”).

5.3	JV Closing Deliverables. Upon the JV Closing, the Vendor and the Covenantor shall deliver or procure to be fulfilled or delivered to XFM the following documents:
(a)	original of the joint venture contract duly executed by SDTC for establishment of each of the JVs in a form satisfactory to XFM;

(b)	original of the articles of association of each of the JVs duly executed by SDTC for establishment of the JVs in the form satisfactory to XFM;

(c)	all approval, licenses and certificates required for establishment of the JVs;

(d)	all corporate records of the JVs (including its company chop, seal, finance chop and legal representative chop);

(e)	originals of duly completed and signed documents required for the appointment of directors and legal representative of the JVs in the form satisfactory to XFM;

(f)	original of the duly completed and signed assignment agreements entered into among Tianjin TV Station, SDTC and each of the JVs in form satisfactory to

XFM, under which SDTC’s operation rights of each of the Digital Channels shall be assigned exclusively to each of the respective JVs;
(g)	original of the agreements between SDTC and each JV in form satisfactory to XFM under which SDTC authorises such JV to operate one of the Digital Channels as designated by XFM (collectively, the “JV Cooperation Agreements”);

(h)	originals of documents issued by competent Governmental Authority certifying that two (2) of the Digital Channels designated by XFM have been repositioned as a North American sports channel which is allowed to broadcast content relating to sports, among others, in North American and a “fighting channel” which is allowed to broadcast content relating to fighting including, but not limited to, boxing and martial arts, respectively, in form and substance satisfactory to XFM;

(i)	original documents and agreements duly completed and signed as required by XFM for the appointment of such person(s) as designated by XFM to be the director(s) and legal representative of each JV;

(j)	originals of duly completed and executed documents required for the appointment of bank account signatories of all bank accounts of each JV to such person as designated by XFM;

(k)	written confirmation from the Vendor that it is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained;

(l)	such other papers and documents as XFM may reasonably require for the purposes herein, including but not limited to, all documents required to be signed, submitted to and/or registered with to any Governmental Entity; and

(m)	such other papers and documents as XFM may reasonably require.
5.4	Other JV Closing Conditions. The obligations of XFM under this Agreement to pay the JV Closing Consideration are subject to the satisfaction or waiver on or before the Relevant Date of each of the following:
(a)	Representations and Warranties. All representations and warranties shall be true on and as of the JV Closing or the date of payment with the same effect as though such representations and warranties had been made on and at such date.

(b)	Performance. Each member of the Group shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, the Ancillary Agreements that are required to be performed or complied with by it on or before the JV Closing or the date of payment.

(c)	No Material Adverse Change. There has not occurred any Material Adverse Change in the Group’s business, financial condition, Assets or operations since 31 July 2008.

(d)	Licenses. All Licenses shall be valid and in full force and shall be renewable solely by each member of the Group (as applicable) or its branch throughout the period from 31 July 2008 to the JV Closing Date or date of payment.

(e)	Tianjin TV Station Rights. All related rights granted in favour of SDTC by Tianjin TV Station including, but not limited to, all such rights and benefits granted to SDTC under the Jiasen Cooperation Agreement, have been duly transferred or assigned to each of the JVs to the satisfaction of XFM and in accordance with the JV Cooperation Agreements and all documents required for the foregoing purposes have been completed and signed and, where applicable, filed with the relevant Government Entity.

(f)	Directors and Legal Representative. Such persons as designated by XFM have been duly appointed as directors and legal representative of each JV and all documents required for such purposes have been completed and signed and, where applicable, filed with the relevant Government Entity.
6.	DEFRERAL OF CLOSING

6.1	Deferral of Closing. Without prejudice to any other remedies available to XFM, if any provision of Clause 3 and/or 5 has not been complied with by the Vendor or the Covenantor on the Jiasen Closing Date and/or JV Closing Date, XFM may:
(a)	proceed to the Closing so far as practicable (without prejudice to its rights hereunder); or

(b)	rescind its obligations to purchase the interests in the Company Shares and the Equity Interests under this Agreement without prejudice to any other remedy and without incurring any liability to the Vendor, the Covenantor or the Company.
6.2	Without prejudice to any other remedies available to the Parties, if the Jiasen Closing Conditions have not been satisfied within sixty (60) days following the execution of this Agreement, XFM may rescind its obligations to purchase the Company Shares and the Equity Interests and the Vendor shall, and the Covenantor shall procure the Vendor to, return all payments it has then received from XFM under this Agreement to XFM within fifteen (15) days following the rescission together with an interest calculated at an interest rate of twelve per cent (12%) per annum.

6.3	Without prejudice to any other remedies available to the Parties, if the JV Closing Conditions have not been satisfied within one hundred and twenty (120) days following the Jiasen Closing Date, XFM shall be entitled to rescind its and/or XFM VIE’s obligations to invest into the JV. The Vendor and the Covenantors shall compensate XFM with an amount equal to the capital XFM VIE already contributed into the JV together with an interest calculated at an interest rate of twelve per cent (12)% per annum as XFM’s liquidated damage within fifteen (15) days following the rescission.
7.	COVENANTS

7.1	Further Covenants. The Vendor and the Covenantor hereby jointly and severally irrevocably covenant and undertake to XFM to execute and deliver and procure the due execution and delivery of all such further documents required to be signed by the Vendor, the Covenantor or members of the Group as are necessary to vest in XFM or the XFM Nominee all such property and rights as are intended to be vested in them by or pursuant to this Agreement. Each of the signing parties shall bear the expenses incurred by it.

7.2	Directors. Each of the parties hereto shall do and shall procure to be done all actions necessary to ensure that the directors of the Group shall be such persons nominated by XFM as stipulated in this Agreement.

7.3	Limitation on Transfer of Interests. Prior to Jiasen Closing Date, none of the parties to this Agreement shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Company Shares, Equity Interests, interests in any of the Group or any right, title or interest in or to any of them except in connection with fundraising activities of XFM and in accordance with the memorandum and articles of association of the respective company, as applicable, and any attempt to transfer any Company Shares or Equity Interests, interests in any of the Group or any right, title or interest in or to any of them in violation of the preceding sentence shall be null and void ab initio.

7.4	Capital Contribution to JV. The Vendor and the Covenantor jointly and severally covenants to cause SDTC to provide capital contribution to each JV as required by XFM in accordance with the laws and regulations of the PRC.

7.5	JVs. The Vendor and the Covenantor jointly and severally irrevocably covenant and undertake to XFM to execute and deliver and procure the due execution and delivery of all such further documents required to be signed by the Vendor, the Covenantor or members of the Group and do to all such things as are necessary to establish the JVs.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR AND THE COVENANTOR

8.1	The Vendor and the Covenantor hereby jointly and severally represent and warrant and covenant to XFM that all the statements set out under Schedule D are true and correct as of the date hereof and as at Jiasen Closing. The Vendor and the Covenantor hereby jointly and severally further represent and warrant and covenant to XFM that all the statements set out under Schedule E are true and correct as at JV Closing.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF XFM

XFM hereby represents, warrants and covenants to the Vendor that each of the following statements is true as at the date hereof and at Jiasen Closing:

9.1	Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

9.2	Authorisation. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

9.3	Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to purchase the Company Shares and to execute, deliver and perform this Agreement. It has the capacity to pay (or issue) the Total Consideration and other payment as provided in this Agreement to the Vendor.

9.4	Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

9.5	Corporate Governance. Neither the execution and delivery of this Agreement and Ancillary Agreements nor the performance by it of its obligations under this Agreement and Ancillary Agreements will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.
10.	INDEMNITY

10.1	Indemnity of XFM. The Vendor and the Covenantor shall jointly and severally indemnify and will keep indemnified and save harmless XFM and its nominees from and against the following (collectively, the “Losses”):
(a)	any and all losses, claims, damages (including damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by XFM or its nominees by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty, representation or covenant given hereunder or the inaccuracy of any representation given hereunder in respect of any member of the Group contained or referred to in this Agreement in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to XFM;
(b)	any and all losses, claims, damages liabilities and costs incurred or suffered by any member of the Group by reason of, resulting from, in connection with, or arising in any manner whatsoever out of or from any action, inaction or omission prior to Jiasen Closing Date including, but not limited to, any diminution in the value of the Assets of any of the member of the Group and any payment made or required to be made by the member of the Group and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to XFM; or

(c)	any loss, claim, liability, expense, or other damage attributable to:
(i)	any and all taxes (or the non-payment thereof) of any member of the Group or the Company or any subsidiary of the Company for all taxable periods ending on or before the Jiasen Closing Date (“Pre-Closing Tax Period”);

(ii)	all taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Group (or any predecessor of any of the foregoing) is or was a member on or prior to the Jiasen Closing Date; and

(iii)	any and all taxes of any person (other than any member of the Group) imposed on any member of the Group as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which taxes relate to an event or transaction occurring before the Jiasen Closing.
10.2	Tax Matters.
(a)	Payment in full of any amount due from the Vendor or the Covenantor under this Clause shall be made to XFM in immediately available funds at least two (2) Business Days before the date payment of the taxes to which such payment relates is due, or, if no tax is payable, within fifteen days after written demand is made for such payment.

(b)	Notwithstanding the foregoing, XFM shall provide the Vendor with reasonably prompt written notice of any proposed tax adjustment that may give rise to the Vendor’s or the Covenantor’s indemnification obligation hereunder and shall cooperate with the Vendor and permit the Vendor to participate, at its own expense, in the audit or other proceeding. Notwithstanding the preceding sentence, in the event that the Vendor wants to accept a proposed settlement of a tax claim for which they have an indemnity obligation pursuant to this Clause (the “Tax Settlement Option”) and XFM determines that it prefers to pursue the tax claim further, XFM may pursue the tax claim without the participation of Vendor.

(c)	In the case of any taxable period that ends on or before the Jiasen Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of the Group or any member thereof for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Jiasen Closing Date, and the amount of other taxes of the Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Jiasen Closing Date and the denominator of which is the number of days in such Straddle Period.
10.3	Costs. For the purposes of this Clause, “costs” includes reasonable lawyers’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses.

10.4	Survival of Warranties and Indemnity. The representations and warranties of the Vendor and the Covenantor to this Agreement given under this Agreement shall survive Jiasen Closing.

10.5	Third Party Claims.
(a)	A party entitled to indemnification hereunder (an “Indemnified Party”) shall notify promptly the indemnifying party (the “Indemnifying Party”) in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement.

(b)	In case any claim, action or proceeding is brought against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party in writing of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that:
(i)	if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such Indemnified Party that the Indemnified Party reasonably believes it has failed to do so; or

(ii)	if such Indemnified Party who is a defendant in any claim or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party; or

(iii)	if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction), and the Indemnifying Party shall be liable for any expenses therefor.
10.6	Settlement of Claims.
(a)	No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment:
(i)	includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim;

(ii)	does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party; and

(iii)	does not include any injunctive or other non-monetary relief.
(b)	the Indemnified Party may, in its sole discretion, offset against any payment any Losses incurred or suffered by the Indemnifying Party and for which the Indemnifying Party is entitled to be indemnified in this Agreement.
11.	TERMINATION

11.1	Termination. This Agreement may be terminated at any time prior to the Jiasen Closing:
(a)	by XFM if, between the date hereof and the Jiasen Closing Date:
(i)	there is a Material Adverse Change caused by the Vendor’s or the Covenantor’s breach of any provision of this Agreement or the Ancillary Agreements;

(ii)	any representations and warranties made by the Vendor and the Covenantor as contained in this Agreement shall not have been materially true and correct when made;

(iii)	the Vendor or the Covenantor shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it; or

(iv)	member of the Group who makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization.
In event of the termination under this Clause 11.1(a), without prejudice to any other remedies available to the Parties, the Vendor shall and the Covenantor shall procure the Vendor to return all payments it has then received from XFM under this Agreement to XFM within fifteen (15) days following the termination together with interest calculated at an interest rate of twelve per cent (12%) per annum.

(b)	by the Vendor if, between the date hereof and the Jiasen Closing Date:
(i)	any representations and warranties made by XFM contained in this Agreement shall not have been materially true and correct;

(ii)	XFM shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it; or

(iii)	XFM makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against XFM seeking to adjudicate XFM in question bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;
In event of the termination under this Clause 11.1(b), the Vendor shall and the Covenantor shall procure the Vendor to return all payments it has then received from XFM under this Agreement to XFM within fifteen (15) days following the termination.

(c)	by XFM or the Vendor in the event that any competent governmental authority in the PRC shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the proposed business and operation of the Group; or

(d)	by the written consent of XFM and the Vendor.

In event of the termination under Clauses 11.1(c) and (d), the Vendor shall and the Covenantor shall procure the Vendor to return all payments it has then received from XFM under this Agreement to XFM within fifteen (15) days following the termination.

10.2	Effect of Termination. In the event of termination of this Agreement as provided in Clause 10.1, this Agreement shall forthwith become void provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

12.	CONFIDENTIALITY AND NON-DISCLOSURE

12.1	Non-Disclosure of Terms. The terms and conditions of this Agreement and the Ancillary Agreements, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

12.2	Press Releases, Etc. Any press release issued by any party hereto or any member of the Group in relation to this Agreement shall be approved in advance in writing by the each Party to this Agreement, whose consent shall not be unreasonably withheld. No other announcement regarding any of the terms set forth in this Agreement in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of each Party to this Agreement, whose consent shall not be unreasonably withheld.

12.3	Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the terms set forth in this Agreement (i) to its current or bona fide, employees, bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations; or (ii) as may be required by law or the rules and regulations of any stock exchange.

12.4	Other Information. The provisions of this Clause shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

13.	MISCELLANEOUS

13.1	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

13.3	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as present in force in the manner set forth in this Clause:
(a)	The procedures of this Clause may be initiated by a written notice (a “Dispute Notice”) given by one party (a “Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (the “Respondent”) receipt of the Dispute Notice and accompanying materials, the dispute shall be resolved by binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b)	The parties shall agree on a single arbitrator to resolve the dispute. If the Parties fail to agree on the designation of an arbitrator within a twenty (20)-day period the Hong Kong International Arbitration Centre shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c)	Any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, indirect, incidental, consequential, special, punitive or exemplary damages or diminution in value; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in a court.

(d)	Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(e)	The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

(f)	Each party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of the arbitrator shall be borne equally by the parties to the dispute.

(g)	If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorney’s fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered in connection therewith.
13.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.6	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon postal service delivery, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or by facsimile at the facsimile number set forth on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties.

13.7	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement.

13.8	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

13.9	Language. This Agreement shall be executed in English.

EXECUTION
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Purchaser For and on behalf of Xinhua Finance Media Limited
By:

/s/ Fredy Bush

Name:	Fredy Bush

Title:	Director

Address of XFM:

Rm 2201, 22/F, Tower D, Central International Trade Center, 6A JianWai Avenue, Chaoyang District, Beijing 100022, China

Telephone:	8610 8567 6000

Facsimile:	8610 8567 6074

The Vendor For and on behalf of Prime Day Management Limited
By:	/s/ Ge Zhijun

Name:	Ge Zhijun

Title:	Director

Address of the Company:
Rooms 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Telephone:

Facsimile:

The Company For and on behalf of Starease Limited
By:	/s/ Ge Zhijun

Name:	Ge Zhijun

Title:	Director

Address of the company:
Rooms 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Telephone:

Facsimile:

The Covenantor
By:	Ge Zhijun

/s/ Ge Zhijun

Address:
Room 1110, Block 1, Wanke City Garden, Xinxing Road, Heping District, Tianjin, People’s Republic of China

Telephone:

Facsimile:

Schedule A
Details of Company Shares

Purchaser	Vendor	No. of Company Shares

Xinhua Finance Media Limited	GE Zhijun	100

Schedule B
Corporate Details of the Group as at the date of signing of this Agreement
A. The Company

Name	Starease Limited

Date and Place of Incorporation	18 August 2008, British Virgin Islands

Incorporation Number	1499637

Registered Address	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Authorized Capital	US$50,000 divided into 50,000 shares with a par value of US$1

Issued Capital	One (1) share

Shareholder	Name	Number of
Ordinary Shares
	Prime Day Management Limited	One (1)
	Total:	One (1)

Director(s)	Ge Zhijun

Company Secretary	DSC (Corporate Services) Limited
B. CMN

Name	China Media Network Limited ()

Date and Place of Incorporation	5 October 2007, Hong Kong

Incorporation Number	1173165

Registered Address	Rooms 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Registered Capital	HK$10,000 divided into 10,000 shares of HK$1 each

Issued Capital	One (1) share

Shareholder	Name	Number of Ordinary Shares
	Starease Limited	One (1)
	Total:	One (1)

Director(s)	Ge Zhijun

Company Secretary	DSC (Corporate Services) Limited

C. HBLD

Name	Shenzhen Hai Bei Lei Di Business Consulting Co., Ltd. ()

Date and Place of Incorporation	31 March 2008, PRC

Registration number	440301503298392

Registered Address	No.629, West of the Sixth Floor of Honggui Apartment, No. 2068 Honggui Road, Luohu District, Shenzhen, PRC

Registered Capital	HKD500,000

Shareholder	Name	Shareholding

	China Media Network Limited	HKD500,000 (100%)
	Total:	HKD500,000

Legal Representative	Zhang Xian

Business Scope	Business information consulting, investment advisory, marketing plan and technology information consulting (Not including security advisory, personnel intermediary services and other restricted items)

Business term	31 March 2008 to 31 March 2038

D. Jiasen

Name
(Shanghai Jiasen Advertising Co., Ltd)

Date and Place of Incorporation	17 July 2008, PRC

Registration number	310107000539336

Registered Address	Room 108, Building 2, No.188, Lane 1035, Qilianshan Road, Putuo District, Shanghai

Registered Capital	RMB 100,000

Shareholder	Name	Shareholding

	Zhou Kaidian	RMB100,000 (100%)
	Total:	RMB100,000

Legal Representative	Zhou Kaidian

Business Scope	To design, produce and release advertisement; to act as an advertising agent; exhibition services; to sale educational supplies (a license needed for those involved administrative license).

Business term	17 July 2008 to 16 July 2018
E. SDTC

Name	(Tianjin Shidai Tianchuang Co. Ltd.)

Date and Place of Incorporation	11 August 2004, PRC

Registered Address	No.8 Xinghua 7th Branch Road, Xiqing Econimic Development Zone, Tianjin, PRC

Registered Capital	RMB 55,000,000

Shareholder	Name	Shareholding

	Tianjin TV Station	RMB 28,050,000 (51%)
	Tianjin Rong Chuang Real Estate Development Co., Ltd. ()	RMB 26,950,000 (49%)
	Total:	RMB50,000,000

Legal Representative	Wan Ke

Directors & Supervisors	Directors
Wan Ke, Sun Hongbin, Gao Guiqin, Zhang Ying, Kong Lingquan, Zhang Xuesong, Chen Hengliu
Supervisors
Jing Lifang, Wang Jin, Sun Tielin

Business Scope	Radio and Television Program Production (production of Teleplay, Special Topic, Arts, Cartoon etc.) (to operate according to the radio and television program production license, expiration date to 1 April, 2009); to utilize digital channels to provide users with paid services; advertising; Meeting services; wholesale and retail of stationery, communication equipment (excluding cell phone, pager) and network equipment; network and system debugging and installation (the foregoing scope of businesses are subject to special franchise provisions ordained by the country).

Business term	11 August 2004 to 10 August 2019

Schedule C
Corporate Details of the Group immediately following Jiasen Closing Date
A. The Company

Name	Starease Limited

Date and Place of Incorporation	18 August 2008, British Virgin Islands

Incorporation Number	1499637

Registered Address	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Authorized Capital	US$50,000 divided into 50,000 shares with a par value of US$1

Issued Capital	One (1) share

Shareholder	Name	Number of Ordinary Shares

	Xinhua Finance Media Limited	One (1)

	Total:	One (1)

Director(s)	XFM Nominee

Company Secretary	XFM Nominee
B. CMN

Name	China Media Network Limited

Date and Place of Incorporation	5 October 2007, Hong Kong

Incorporation Number	1173165

Registered Address	Rooms 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Registered Capital	HK$10,000 divided into 10,000 shares of HK$1 each

Issued Capital	One (1) share

Shareholder	Name	Number of Ordinary Shares

	Starease Limited	One (1)
	Total:	One (1)

Director(s)	XFM Nominee

Company Secretary	XFM Nominee
C. HBLD

Name	Shenzhen Hai Bei Lei Di Business Consulting Co., Ltd. ()

Date and Place of Incorporation	31 March, 2008

Registration number	440301503298392

Registered Address	No.629, West of the Sixth Floor of Honggui Apartment, No. 2068 Honggui Road, Luohu District, Shenzhen, PRC

Registered Capital	HKD500,000

Shareholder	Name	Shareholding

	China Media Network Limited	HKD500,000 (100%)
	Total:	HKD500,000

Legal Representative	XFM Nominee

Executive Director & Supervisor	XFM Nominee

Business Scope	Business information consulting, investment advisory, marketing plan and technology information consulting (Not including security advisory, personnel intermediary services and other restricted items)

Business term	31 March 2008 to 31 March 2038

D. Jiasen

Name	(Shanghai Jiasen Advertising Co., Ltd)

Date and Place of Incorporation	17 July 2008

Registration number	310107000539336

Registered Address	Room 108, Building 2, No.188, Lane 1035, Qilianshan Road, Putuo District, Shanghai

Registered Capital	RMB 100,000

Shareholder	Name	Shareholding

	XFM Nominee	RMB100,000 (100%)
	Total:	RMB100,000

Legal Representative	XFM Nominee

Executive Director	XFM Nominee

Business Scope	To design, produce and release advertisement; to act as an advertising agent; exhibition services; to sale educational supplies (a license needed for those involved administrative license).

Business term	17 July 2008 to 16 July 2018
E. SDTC

Name	(Tianjin Shidai Tianchuang Co. Ltd.)

Date and Place of Incorporation	11 August 2004

Registered Address	No.8 Xinghua 7th Branch Road, Xiqing Economic Development Zone, Tianjin

Registered Capital	RMB 55,000,000

Shareholder	Name	Shareholding

	Tianjin TV Station	RMB28,050,00 (51%)
	(Shanghai Jiasen Advertising Co., Ltd)	RMB 26,950,000 (49%)

	Total:	RMB50,000,000

Legal Representative	Wan Ke

Directors & Supervisors	Directors
Wan Ke, Gao Keming, Kong Lingquan, Zhu Shan, Hu Ping
Supervisors
Jing Linfang, Wan Li, Ge Zhijun

Business Scope	Radio and Television Program Production (production of Teleplay, Special Topic, Arts, Cartoon etc.) (to operate according to the radio and television program production license, expiration date to 1 April, 2009); to utilize digital channels to provide users with paid services; advertising; Meeting services; Wholesale and retail of stationery, communication equipment (excluding cell phone, pager) and network equipments network and system debugging and installation (the foregoing scope of businesses shall be subject to special franchise provisions ordained by the country).

Business term	11 August 2004 to 10 August 2019

Schedule D
Jiasen Closing Representations and Warranties
1.1	The Company. In respect of the Company and CMN:
(a)	Organization, Standing, and Power. It is a company duly organized, validly existing, and in good standing under the laws of British Virgin Islands (in the case of the Company) and Hong Kong (in the case of CMN), has all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business. It has made available to XFM complete and correct copies of its articles of incorporation, bylaws, registers and/or other organizational documents, in each case, as amended to the date hereof (collectively, the “Company Charter Documents”).

(b)	Corporate Records. Its minute books and corporate records, complete and correct copies of which have been made available to XFM, contain correct and complete records of all proceedings and actions taken at all meetings of, or effected by written consent of its shareholders and its board of directors and all original issuances and subsequent transfers, repurchases, and cancellations of its shares.

(c)	Capital Structure.
(i)	Immediately prior to and following the Jiasen Closing Date its issued share capital will be as set forth in Schedule B and Schedule C, respectively.

(ii)	There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which it is a party or by which it may be bound obligating company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares, or obligating it to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. It does not have outstanding any bonds, debentures, notes or other indebtedness.

(iii)	None of its Company Shares are beneficial owned or Controlled by any Chinese nationals or residents.
(d)	Subsidiaries and Branches. It does not presently own or Control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement, except as set forth in Schedule B. Its particulars as set forth in Schedule B are true and accurate in all respects and the percentage of its share capital shown therein as owned or Controlled by it is beneficially owned and clear of all Encumbrances. There is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any of its share or loan capital (including any of its option, notes, warrants or other securities or rights convertible or ultimately convertible into shares or equity interests).

(e)	Authority. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary action of its board of directors and shareholders. Certified copies of the resolutions adopted by the Company’s board of directors approving this Agreement and transactions contemplated hereby and thereby have been provided to XFM.

(f)	Execution. The Company’s execution and delivery of this Agreement shall constitute valid, binding, and enforceable obligations of it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(g)	Compliance with Laws and Other Instruments. It holds, and at all times has held, all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

(h)	Corporate Governance. Neither the execution and delivery of nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its Company Charter Documents; (ii) require any Consent, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

(i)	No Liabilities and No Business Activities. Save as contemplated under this Agreement, it has no liabilities of any nature howsoever arising, is not involved in any litigation whether as plaintiff or defendant, has no Assets and is not carrying on any business of any nature.

(j)	No Contracts. Save as contemplated under this Agreement, it has not entered into any agreement, contract, legal arrangement or documentation of any type or nature.

(k)	No PRC Shareholders. There are no persons who are nationals or residents of the PRC who are shareholders or directors of the Company.
1.2	The PRC Group. In respect of each member of the PRC Group and their branches and subsidiaries (if any):
(a)	Organization, Standing, and Power. It is a company duly organized, validly existing, and in good standing under the laws of the PRC, have all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business. The company has made available to XFM complete and correct copies of the company’s articles of incorporation, in each case, as amended to the date hereof (collectively, the “PRC Charter Documents”).

(b)	Corporate Records. The complete and correct copies of the minute books and corporate records of the company which has been filed with the local authorities including, but not limited to, the SAIC have been made available to XFM and are materially complete, correct and accurate.

(c)	Capital Structure.
(i)	Immediately prior to the Equity Transfers, the capital structure of each of the member of the PRC Group is as set forth in Schedule B.

(ii)	There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which the company is a party or by which the company may be bound obligating to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interest, or obligating the company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. The company has outstanding any bonds, debentures, notes or other indebtedness.

(iii)	Immediately prior to the Jiasen Equity Transfer, Zhou Kaidian () is the owner of all interests in and to Jiasen free and clear of all Encumbrances and, except any rights in favour of XFM in this Agreement, no other party has any rights, now existing or contingent, whether or not exercised or claimed and whether or not by exercise of the power of any Governmental Entity, to any interest in the company.

(iv)	Immediately following the Jiasen Equity Transfer, Jiasen and Tianjin TV Station are the owners of 49% and 51%, respectively, of the interests in and to SDTC free and clear of all Encumbrances and, except any rights in favour of Jiasen in this Agreement, no other party has any rights, now existing or contingent, whether or not exercised or claimed and whether or not by exercise of the power of any Governmental Entity, to any interest in the company.

(d)	Subsidiaries. The company does not presently own or Control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement, except as set forth in Schedule B. The particulars of the company set forth in Schedule B are true and accurate in all respects and the percentage of the equity interest shown therein as owned or Controlled by any party is beneficially owned free from any Encumbrance. There is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any share or loan capital of the company (including any option, notes, warrants or other securities or rights convertible or ultimately convertible into shares or equity interests in the company).

(dd)	SDTC Equity Transfer. The SDTC Equity Transfer has been duly completed and all consideration for the SDTC Equity Transfer has been fully paid. The execution and delivery of all necessary documents and the submission to and registration with the relevant Governmental Entities have been duly obtained.

(e)	Compliance with Laws and Other Instruments. The company holds all material licences, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations or the failure to obtain which shall have a Material Adverse Change on the business or Assets of the company. The company has duly and promptly performed all requisite inspections, including but not limited to, annual inspections by any Governmental Entity for the lawful conduct of its business and its operation and for it to validly and legally hold all its licences, permits and authorizations.

(f)	Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by the company of its obligations under this Agreement will (i) conflict with or result in any breach of the PRC Charter Documents; (ii) require any Consent by any Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of the company or equity interest in the company under any law, statute, rule, regulation, judgment, decree, order, government permit, licence or order or any mortgage, indenture, note, licence, trust, agreement or other agreement, instrument or obligation to which the company is a party.
1.3	The Group. In respect of each of member of the Group and their branches and subsidiaries (if any):
(a)	Technology and Intellectual Property Rights.

(i)	Schedule G contains a list of the Intellectual Property which includes the following:
(A)	all patents, domain names, trademarks, trade names, trade dress and service marks, and any applications and registrations for any of the foregoing, that is included in the Owned Intellectual Property;

(B)	all registered copyrights, and applications for registered copyrights for any Owned Intellectual Property;

(C)	all material products and services that currently are published and/or offered by the company, or that are currently under development by the company and scheduled to be commercially released or offered within six (6) months of the Closing Date;

(D)	all material licenses and sublicenses of Owned Intellectual Property;

(E)	all Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off the shelf,” commercially available, third party products used by the company) and any sublicenses thereto; and

(F)	any material obligation of exclusivity, non-competition, non-solicitation, first negotiation or “most favoured nation” or “equally favoured nation” (e.g. obligating the company to provide terms as favourable or more favourable as granted to others) to which the company is subject under any agreement that does not fall within the ambit of (D) or (E) in this paragraph.
(ii)	The company owns or has the right to use all Intellectual Property used or held for use in the conduct of its business without any conflict with the rights of others. All products and technology that have been or currently are published and/or offered by the company or are under development by the company, and all products and/or technology underlying any and all services that have been or currently are offered by the company or are under development by the company is either: (1) owned by the company, (2) in the public domain, or (3) rightfully used by the company pursuant to a valid written license or other agreement.

(iii)	The company is not, as a result of the execution or delivery of this Agreement, nor performance of the Parties’ obligations under this Agreements will the company be in violation of any license, sublicense or other agreement relating to the Intellectual Property or of any non-disclosure agreement to which the company is a party or otherwise bound.

(iv)	The company is not obligated to provide any financial consideration or other consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other consideration, with respect to any exercise of rights by the company or its successors in the Intellectual Property.

(v)	The company’s use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Owned Intellectual Property by the company or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, database right, moral rights, rights to use likeness, other intellectual property rights, right of privacy, right of publicity or right in personal or other data of any person. Further, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Licensed Intellectual Property or any other authorized exercise of rights in or to Licensed Intellectual Property by the company or their licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the distribution, licensing, sublicensing, sale, or other provision of products and services by the company or its resellers or licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person.

(vi)	No action, suit or proceeding (i) challenging the validity, enforceability, or ownership by the company of any of Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Owned Intellectual Property by the company or its licensees infringes, misappropriate or violates any intellectual property or other proprietary or personal right of any person is pending or is threatened by any person. Further, no claim to the effect that the distribution, licensing, sublicensing, sale or other provision of products and services by the company or its resellers or licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or, to the knowledge of the Vendor, is threatened by any person. There is no unauthorized use, infringement or misappropriation of any of Owned Intellectual Property by any third party, employee or former employee to the best knowledge of the Vendor.

(vii)	No other party has any security interests in any Intellectual Property.

(viii)	The company has secured from all parties who have created any portion of, or otherwise have any rights in or to, Owned Intellectual Property, other than employees of the company whose work product was created by them entirely within the scope of their employment by the company and constitutes work made for hire owned by the company, valid written assignments or licenses of any such work or other rights to the company that are enforceable by the company and has made available true and complete copies of such assignments or licenses to XFM.

(ix)	The company owns all right, title and interest in and to all data the company collect from or discloses about users of its products and services. The company’s practices regarding the collection and use of consumer personal information are in accordance in all respects with applicable laws and regulations of all jurisdictions in which the company operates.

(x)	No officer, director, stockholder or employee of the company, nor any spouse, or relative thereof, owns directly or indirectly, in whole or in part, any Intellectual Property.

(xi)	The Company has not transferred, assigned, disposed in any manner of any Intellectual Property.
(b)	Financial Statements. There are no liabilities, claims or obligations against the company of any nature in excess of US$5,000, whether absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown in the Financial Statements.

(c)	Accounts Receivable. All of the accounts receivable shown in the Financial Statements as of the Closing Date will have arisen out of bona fide transactions of the company in the ordinary course of business and have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such Financial Statements and net of returns and payment discounts allowable by the company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within ninety (90) days of the due date.

(d)	Taxes.
(i)	The company has timely filed (or caused to be filed) all tax returns (“Returns”) required to be filed by it. All taxes required to be paid (whether or not shown on any Return) in respect of the periods covered by such Returns (“Return Periods”) have been paid or fully accrued up until Jiasen Closing. The company has not requested or been granted any extension of time to file any Return. The Vendors have made available to XFM true and correct copies of all Returns, and all material correspondence with any taxing authority.

(ii)	No deficiencies or adjustments for any tax of the company has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where the company does not file Returns that the company is or may be subject to taxation by that jurisdiction. The company is not subject to any pending or threatened tax audit or examination. The company has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or Returns.

(iii)	For the purposes of this Agreement, the terms “tax” and “taxes” shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

(iv)	There are no liens for taxes upon the Assets of the company except for taxes that are not yet payable. The company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.
(e)	Absence of Certain Changes and Events. Since the date of the Financial Statements, there has not been:
(i)	Any transaction involving more than US$5,000 for a single transaction and a series of transactions involving in aggregate more than US$100,000 entered into by the company other than in the ordinary course of business;

(ii)	Any declaration, payment, or setting aside of any dividend or other distribution to or for any of the holders of any equity interest;

(iii)	Any termination, modification, or rescission of, or waiver by the company of rights under, any contract having or reasonably likely to have a Material Adverse Change on the business of the company;

(iv)	Any discharge or satisfaction by the company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than liabilities shown on the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of business;

(v)	Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction created on any of the Assets, tangible or intangible, of the company having or reasonably likely to have a Material Adverse Change on the business of the company;

(vi)	Any settlement amount of any claim, dispute, suit, proceeding or investigation regarding the company; or

(vii)	Any event or condition resulting in a Material Adverse Change on the business of the company.
(f)	Leases in Effect; Real Estate. All real property leases and subleases to which the company is a party and any amendments or modifications thereof are listed in Schedule H (each a “Lease” and, collectively, the “Leases”). The company has a valid leasehold interest under such Leases. There are no existing defaults, and the company has not received or given any written notice of default or claimed default with respect to or received any order, notice, or other notification from any Governmental Entity in respect of any Lease or property related thereto and there is no event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by the company is subject to a written lease. The company holds no interest in real property other than the Leases. The company has filed and registered all Leases with all applicable Governmental Entities.

(g)	Personal Property. The company has valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, and encumbrances of any nature whatsoever to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the Financial Statements, except for acquisitions and dispositions since the date of the Financial Statements in the ordinary course of business and not exceeding US$1,000.

(h)	Litigation and Other Proceedings. None of the company nor any of its past or present officers, directors, or employees, is a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of the company or affecting any properties, Assets or capital of the company, nor is there any reasonable basis for any such action, suit, labour dispute, proceeding, investigation or discrimination claim, or, in the case of an individual, from acts in his or her capacity as an officer, director, employee, agent or contractor of the company. The company is not a named party to any order, writ, judgment, decree, or injunction.

(i)	No Defaults. The company is and has not received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Company Charter Documents or PRC Charter Documents,

as the case may be; (ii) any judgment, decree, or order to which the company is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which the company is now a party or by which it or any of its properties or Assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a Material Adverse Change on the business of the company.

(j)	Material Contracts. Except for the agreements set forth in Schedule I (the “Material Contracts”), the company is not a party to or bound by:
(i)	Any employment contract or arrangement providing for annual salary in excess of US$30,000 with any officer or employee or with any consultant or director providing for annual compensation in excess of US$30,000;

(ii)	Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, severance, acceleration of vesting of benefits, payments upon change of control events, or the like;

(iii)	Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits;

(iv)	Reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, US$50,000 or pursuant to which the company has granted or received manufacturing rights, most favoured nation pricing provisions, or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

(v)	Any agreement, franchise, or indenture where the amount of consideration payable thereunder is greater than US$50,000 in any year during the term of such agreement, franchise or indenture and which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement, Jiasen Closing, or the consummation of the transactions contemplated;

(vi)	Any license, permit, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement, the Jiasen Closing or the consummation of the transactions contemplated;

(vii)	Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of US$5,000 or more; or

(viii)	Any contract containing covenants purporting to limit the company’s freedom to compete in any line of business in any geographic area.
All Material Contracts are valid and in full force and effect and the company has not, nor has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured or that would not cause a Material Adverse Change to the Assets or business of the company. The Vendor has made available to XFM a copy of each Material Contract specified in Schedule I together with all amendments, material written waivers or other material written changes thereto. All the material contracts as set forth under Schedule I are valid and in full force and effect and the Vendor are not aware of any facts or events which may result in any of the Material Contracts to be terminated or not being renewed prior to or upon expiry by the relevant parties.

(k)	Assets. The company has legal and beneficial ownership of all Assets owned, possessed or used by the company as indicated in the Financial Statements free and clear of any Encumbrances. No other Person owns any such property and Assets which are being used by the company except for the leased property and personal property leased by the company pursuant to the Material Contracts.

(l)	Material Relations. None of the parties to any of the Material Contracts have in any way expressed to the company or the Vendor any intent to reduce the amount of or terminate its business with the company in the future.

(m)	Insurance and Banking Facilities. Schedule J contains a complete and correct list of (i) all contracts of insurance or indemnity of the company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (ii) the names and locations of all banks in which the company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from the company with respect to any such contracts of insurance or indemnity have been paid, and there are no act, or failures to act that has or might cause any such contract to be cancelled or terminated. All known claims for insurance or indemnity have been presented.

(n)	Employees. The company has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by the company without payment of severance or termination payments or benefits. The company is not a party to any pending or threatened labour dispute concerning the company’s business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. The company has complied with in all material aspects all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour. There are no claims pending or to the best of the knowledge of the Vendor, threatened to be brought against the company, in any court or administrative agency by any former or current employees of the company. The company has made all required contributions under the applicable laws in respect of wages, salaries and other payments to all employees, officers and directors and has timely paid all such amounts to the proper Governmental Entity.

(o)	Certain Agreements. Neither the execution and delivery of this Agreement nor the performance of its obligations contained in them will: (i) result in any payment by the company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the company under any employee benefit plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(p)	Guarantees and Suretyships. The company has no powers of attorney outstanding and the company has no obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity other than as an endorser of negotiable instruments in the ordinary course of business.

(q)	Absence of Questionable Payments. None of the Vendor, the Company nor any of their respective Affiliates, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of the company nor any of its respective Affiliates, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.
1.4	General
(a)	The Closing Deliverable Agreements. On or before Jiasen Closing, each of the Closing Deliverable Agreements will have been duly executed by the parties thereto and, as at Jiasen Closing, will be in full force and effect and will constitute the valid and legally binding obligations of the parties thereto enforceable in accordance with their terms at Jiasen Closing.

(b)	Full Disclosure. (i) The Vendor is not aware of any facts which could materially adversely affect it or any member of the Group which are likely in the future to materially adversely affect any of them and which have not been disclosed by or on behalf of the Vendor in connection with or pursuant to this Agreement; and (ii) No representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to XFM pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

(c)	Reliance. The representations and warranties are made by the Vendor with the knowledge and expectation that XFM are placing reliance thereon.
1.5	With respect to the Vendor:
(a)	Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	Authorisation and Authority. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

(c)	Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to sale the Company Shares and to execute, deliver and perform this Agreement and the Ancillary Agreement (where applicable).

(d)	Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

(e)	Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

(f)	Investor Representation. The Vendor would be acquiring XFM Common Shares for its own account, not as a nominee or agent and for investment only and not with a view toward or for sale in the United States connection with any distribution thereof, or with any present intention of distributing or selling the XFM Common Shares in the United States. The Vendor understands and acknowledges that the XFM Common Shares are not being registered under the U.S. securities laws, any U.S. state securities laws or otherwise. The Vendor understands that the XFM Common Shares cannot be sold in the United States unless they are subsequently registered under the U.S. securities laws and applicable state securities laws or an exemption from such registration is available. For the avoidance of doubt, the foregoing representations are limited to sales and distributions of XFM Common Shares in the United States and shall not be construed as a representation or restrictive covenants in connection with sales or distributions by the Vendor of XFM Common Shares outside the United States.

Schedule E
JV Closing Representations and Warranties
1.2	The PRC Group. In respect of each member of the PRC Group (except for HBLD and Jiasen) and the JV and their branches and subsidiaries (if any):
(a)	Organization, Standing, and Power. It is a company duly organized, validly existing, and in good standing under the laws of the PRC, have all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business.

(b)	Corporate Records. The complete and correct copies of the minute books and corporate records of the company which has been filed with the local authorities including, but not limited to, the SAIC have been made available to XFM and are materially complete, correct and accurate.

(c)	Capital Structure.
(i)	The capital structure of each of the member of the PRC Group is as set forth in Schedule C.

(ii)	There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which the company is a party or by which the company may be bound obligating to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interest, or obligating the company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. The company has outstanding any bonds, debentures, notes or other indebtedness.
(d)	Subsidiaries. The company does not presently own or Control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement. The particulars of the company set forth in Schedule C are true and accurate in all respects and the percentage of the equity interest shown therein as owned or Controlled by any party is beneficially owned free from any Encumbrance. There is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any share or loan capital of the company (including any option, notes, warrants or other securities or rights convertible or ultimately convertible into shares or equity interests in the company).

(e)	Compliance with Laws and Other Instruments. The company holds all material licences, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations or the failure to obtain which shall have a Material Adverse Change on the business or Assets of the company. The company has duly and promptly performed all requisite inspections, including but not limited to, annual inspections by any Governmental Entity for the lawful conduct of its business and its operation and for it to validly and legally hold all its licences, permits and authorizations.

(f)	Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by the company of its obligations under this Agreement will (i) conflict with or result in any breach of the PRC Charter Documents; (ii) require any Consent by any Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of the company or equity interest in the company under any law, statute, rule, regulation, judgment, decree, order, government permit, licence or order or any mortgage, indenture, note, licence, trust, agreement or other agreement, instrument or obligation to which the company is a party.
1.3	The Group. In respect of each of member of the Group and the JV and their branches and subsidiaries (if any):
(a)	Technology and Intellectual Property Rights.
(i)	Schedule G contains a list of the Intellectual Property which includes the following:
(A)	all patents, domain names, trademarks, trade names, trade dress and service marks, and any applications and registrations for any of the foregoing, that is included in the Owned Intellectual Property;

(B)	all registered copyrights, and applications for registered copyrights for any Owned Intellectual Property;

(C)	all material products and services that currently are published and/or offered by the company, or that are currently under development by the company and scheduled to be commercially released or offered within six (6) months of the Closing Date;

(D)	all material licenses and sublicenses of Owned Intellectual Property;

(E)	all Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off the shelf,”

commercially available, third party products used by the company) and any sublicenses thereto; and

(F)	any material obligation of exclusivity, non-competition, non-solicitation, first negotiation or “most favoured nation” or “equally favoured nation” (e.g. obligating the company to provide terms as favourable or more favourable as granted to others) to which the company is subject under any agreement that does not fall within the ambit of (D) or (E) in this paragraph.
(ii)	The company owns or has the right to use all Intellectual Property used or held for use in the conduct of its business without any conflict with the rights of others. All products and technology that have been or currently are published and/or offered by the company or are under development by the company, and all products and/or technology underlying any and all services that have been or currently are offered by the company or are under development by the company is either: (1) owned by the company, (2) in the public domain, or (3) rightfully used by the company pursuant to a valid written license or other agreement.

(iii)	The company is not, as a result of the execution or delivery of this Agreement, nor performance of the Parties’ obligations under this Agreements will the company be in violation of any license, sublicense or other agreement relating to the Intellectual Property or of any non-disclosure agreement to which the company is a party or otherwise bound.

(iv)	The company is not obligated to provide any financial consideration or other consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other consideration, with respect to any exercise of rights by the company or its successors in the Intellectual Property.

(v)	The company’s use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Owned Intellectual Property by the company or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, database right, moral rights, rights to use likeness, other intellectual property rights, right of privacy, right of publicity or right in personal or other data of any person. Further, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Licensed Intellectual Property or any other authorized exercise of rights in or to Licensed Intellectual Property by the company or their licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the distribution, licensing, sublicensing, sale, or other provision of products and services by the company or its resellers or licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person.

(vi)	No action, suit or proceeding (i) challenging the validity, enforceability, or ownership by the company of any of Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Owned Intellectual Property by the company or its licensees infringes, misappropriate or violates any intellectual property or other proprietary or personal right of any person is pending or is threatened by any person. Further, no claim to the effect that the distribution, licensing, sublicensing, sale or other provision of products and services by the company or its resellers or licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or, to the knowledge of the Vendor, is threatened by any person. There is no unauthorized use, infringement or misappropriation of any of Owned Intellectual Property by any third party, employee or former employee to the best knowledge of the Vendor.

(vii)	No other party has any security interests in any Intellectual Property.

(viii)	The company has secured from all parties who have created any portion of, or otherwise have any rights in or to, Owned Intellectual Property, other than employees of the company whose work product was created by them entirely within the scope of their employment by the company and constitutes work made for hire owned by the company, valid written assignments or licenses of any such work or other rights to the company that are enforceable by the company and has made available true and complete copies of such assignments or licenses to XFM.

(ix)	The company owns all right, title and interest in and to all data the company collect from or discloses about users of its products and services. The company’s practices regarding the collection and use of consumer personal information are in accordance in all respects with applicable laws and regulations of all jurisdictions in which the company operates.

(x)	No officer, director, stockholder or employee of the company, nor any spouse, or relative thereof, owns directly or indirectly, in whole or in part, any Intellectual Property.

(xi)	The Company has not transferred, assigned, disposed in any manner of any Intellectual Property.
(b)	Financial Statements. There are no liabilities, claims or obligations against the company of any nature in excess of US$5,000, whether absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown in the Financial Statements.

(c)	Accounts Receivable. All of the accounts receivable shown in the Financial Statements as of the JV Closing Date will have arisen out of bona fide transactions of the company in the ordinary course of business and have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such Financial Statements and net of returns and payment discounts allowable by the company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within ninety (90) days of the due date.

(d)	Taxes.
(i)	The company has timely filed (or caused to be filed) all Returns required to be filed by it. All taxes required to be paid (whether or not shown on any Return) in respect of the Return Period have been paid or fully accrued up until JV Closing. The company has not requested or been granted any extension of time to file any Return. The Vendors have made available to XFM true and correct copies of all Returns, and all material correspondence with any taxing authority.

(ii)	No deficiencies or adjustments for any tax of the company has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where the company does not file Returns that the company is or may be subject to taxation by that jurisdiction. The company is not subject to any pending or threatened tax audit or examination. The company has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or Returns.

(iii)	For the purposes of this Agreement, the terms “tax” and “taxes” shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

(iv)	There are no liens for taxes upon the Assets of the company except for taxes that are not yet payable. The company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.
(e)	Absence of Certain Changes and Events. Since the date of the Financial Statements, there has not been:
(i)	Any transaction involving more than US$5,000 for a single transaction and a series of transactions involving in aggregate more than US$100,000 entered into by the company other than in the ordinary course of business;

(ii)	Any declaration, payment, or setting aside of any dividend or other distribution to or for any of the holders of any equity interest;

(iii)	Any termination, modification, or rescission of, or waiver by the company of rights under, any contract having or reasonably likely to have a Material Adverse Change on the business of the company;

(iv)	Any discharge or satisfaction by the company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than liabilities shown on the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of business;

(v)	Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction created on any of the Assets, tangible or intangible, of the company having or reasonably likely to have a Material Adverse Change on the business of the company;

(vi)	Any settlement amount of any claim, dispute, suit, proceeding or investigation regarding the company; or

(vii)	Any event or condition resulting in a Material Adverse Change on the business of the company.
(f)	Leases in Effect; Real Estate. All Leases are listed in Schedule H. The company has a valid leasehold interest under such Leases. There are no existing defaults, and the company has not received or given any written notice of default or claimed default with respect to or received any order, notice, or other notification from any Governmental Entity in respect of any Lease or property related thereto and there is no event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by the company is subject to a written lease. The company holds no interest in real property other than the Leases. The company has filed and registered all Leases with all applicable Governmental Entities.

(g)	Personal Property. The company has valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, and encumbrances of any nature whatsoever to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the Financial Statements, except for acquisitions and dispositions since the date of the Financial Statements in the ordinary course of business and not exceeding US$1,000.

(h)	Litigation and Other Proceedings. None of the company nor any of its past or present officers, directors, or employees, is a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of the company or affecting any properties, Assets or capital of the company, nor is there any reasonable basis for any such action, suit, labour dispute, proceeding, investigation or discrimination claim, or, in the case of an individual, from acts in his or her capacity as an officer, director, employee, agent or contractor of the company. The company is not a named party to any order, writ, judgment, decree, or injunction.

(i)	No Defaults. The company is and has not received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Company Charter Documents or PRC Charter Documents, as the case may be; (ii) any judgment, decree, or order to which the company is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which the company is now a party or by which it or any of its properties or Assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a Material Adverse Change on the business of the company.

(j)	Material Contracts. Except for the Material Contracts and such other agreements as may be additionally agreed by XFM in writing, the company is not a party to or bound by:
(i)	Any employment contract or arrangement providing for annual salary in excess of US$30,000 with any officer or employee or with any consultant or director providing for annual compensation in excess of US$30,000;

(ii)	Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, severance, acceleration of vesting of benefits, payments upon change of control events, or the like;

(iii)	Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits;

(iv)	Reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, US$50,000 or pursuant to which the company has granted or received manufacturing rights, most favoured nation pricing provisions, or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

(v)	Any agreement, franchise, or indenture where the amount of consideration payable thereunder is greater than US$50,000 in any year during the term of such agreement, franchise or indenture and which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement, JV Closing, or the consummation of the transactions contemplated;

(vi)	Any license, permit, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement, the JV Closing or the consummation of the transactions contemplated;

(vii)	Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of US$5,000 or more; or

(viii)	Any contract containing covenants purporting to limit the company’s freedom to compete in any line of business in any geographic area.
All Material Contracts are valid and in full force and effect and the company has not, nor has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured or that would not cause a Material Adverse Change to the Assets or business of the company. All the Material Contracts are valid and in full force and effect and the Vendor are not aware of any facts or events which may result in any of the Material Contracts to be terminated or not being renewed prior to or upon expiry by the relevant parties.

(k)	Assets. The company has legal and beneficial ownership of all Assets owned, possessed or used by the company as indicated in the Financial Statements free and clear of any Encumbrances. No other Person owns any such property and Assets which are being used by the company except for the leased property and personal property leased by the company pursuant to the Material Contracts.

(l)	Material Relations. None of the parties to any of the Material Contracts have in any way expressed to the company or the Vendor any intent to reduce the amount of or terminate its business with the company in the future.

(m)	Insurance and Banking Facilities. Schedule J contains a complete and correct list of (i) all contracts of insurance or indemnity of the company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (ii) the names and locations of all banks in which the company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from the company with respect to any such contracts of insurance or indemnity have been paid, and there are no act, or failures to act that has or might cause any such contract to be cancelled or terminated. All known claims for insurance or indemnity have been presented.

(n)	Employees. The company has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by the company without payment of severance or termination payments or benefits. The company is not a party to any pending or threatened labour dispute concerning the company’s business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. The company has complied with in all material aspects all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour. There are no claims pending or to the best of the knowledge of the Vendor, threatened to be brought against the company, in any court or administrative agency by any former or current employees of the company. The company has made all required contributions under the applicable laws in respect of wages, salaries and other payments to all employees, officers and directors and has timely paid all such amounts to the proper Governmental Entity.

(o)	Certain Agreements. Neither the execution and delivery of this Agreement nor the performance of its obligations contained in them will: (i) result in any payment by the company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the company under any employee benefit plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(p)	Guarantees and Suretyships. The company has no powers of attorney outstanding and the company has no obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity other than as an endorser of negotiable instruments in the ordinary course of business.

(q)	Absence of Questionable Payments. None of the company nor any of its respective Affiliates, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of the company nor any of its respective Affiliates, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.
1.4	General
(a)	The Closing Deliverable Agreements. On or before JV Closing, each of the documents and agreements required to be delivered will have been duly executed by the parties thereto and, as at JV Closing, will be in full force and effect and will constitute the valid and legally binding obligations of the parties thereto enforceable in accordance with their terms at JV Closing.

(b)	Full Disclosure. (i) The Vendor is not aware of any facts which could materially adversely affect it or any member of the Group which are likely in the future to materially adversely affect any of them and which have not been disclosed by or on behalf of the Vendor in connection with or pursuant to this Agreement; (ii) No representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to XFM pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

(c)	Reliance. The representations and warranties are made by the Vendor with the knowledge and expectation that XFM are placing reliance thereon.

Schedule F
Details of Digital Channels
➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102053
Name of Channel: Time Fashion ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102052
Name of Channel: Time Trip ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102051
Name of Channel: Time Food ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102050
Name of Channel: Time Household ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;

Schedule G
Intellectual Property
A.	Domain names owned

NIL

B.	Trademarks owned or applied for

NIL

Schedule H
Leases
SDTC

		Date of		Actual
Tenant	Landlord	Agreement	Address	Occupier	Term
SDTC	Tianjing ZhongTian Telecom Co., Ltd. ()	1 March 2008	Kitchen room, Zhongtian Building, No. 3, Fukang Road, Nankai District, Tianjin (160 sq.m)	SDTC	1 March 2008-30 November 2008
SDTC	Tianjing ZhongTian Telecom Co.,Ltd. ()	19 November 2007	13/F, Zhongtian Building, Fukang Road, Nankang District, Tianjin (695sqm)	SDTC	19 November 2007 - 18 November 2008
JIASEN

		Date of		Actual
Tenant	Landlord	Agreement	Address	Occupier	Term
Jiasen	Shanghai Qilian Real Estate Co., Ltd. ()		Room 108, No. 188, 1035 avenue	Jiasen	1 July 2008 - 30 June 2013

[English Translation Only]
Schedule I
Material Contracts

Contract	Counterparty	Description	Signing Date
Agreement	Tianjin TV Station	For the operational need of the digital channel TJTV Home, Tianjin TV Station shall offer no less than 100 hours of home programmes every month to the Target Company which shall pay RMB 5 million to Tianjin TV Station in one time as the five-year programme production fee. The term of contract is from October 2004 to October 2009.	September 10th, 2004
Agreement	Tianjin TV Station	For the operational need of three digital channels including Times Food, Times Traveling and Times Fashion, Tianjin TV Station shall offer no less than 100 hours of programmes focusing on food, traveling and fashion every month to the Target Company which shall pay RMB 15.5 million to Tianjin TV Station in one time as the five-year programme production fee. The term of contract is from March 1st, 2005 to February 28th, 2010.
Loan Agreement	Tianjin Rongchuang Investment Co., Ltd.	The Target Company lends Tianjin Rongchuang Investment Co., Ltd. RMB 14.5 million with no repayment date specified. Tianjin Rongchuang Investment Co., Ltd. has repaid RMB 4 million (the payment voucher of RMB 4 million has been provided.)	August 17th, 2004
Loan Agreement	Tianjin TV Station	The Target Company lends Tianjin Rongchuang Investment Co., Ltd.RMB 15.5 million with no repayment date specified.Tianjin Rongchuang Investment Co., Ltd. has not repaid the loan.

Contract	Counterparty	Description	Signing Date
Cooperation Agreement	Fujian House Media Co., Ltd.	Two parities cooperate to promote the promgramme Fashion Home. The Target Company shall be responsible for broadcasting Fahsion Home, while Fujian House Media Co., Ltd. shall assume all the cost and relevant expenses on the programme production. It shall also be responsible for the programme content selection, pre- and post-production, be in charge of personnel, management as well as creditor rights and debts in connection with the programme and bear all the possible legal liabilities. Fujian House Media Co., Ltd. owns the copyright of Fashion Home, and assumes liabilities relevant to this copyright. It shall also be fully responsible for all the commercial operations of Fashion Home. The contract term is 7 months, from the signing date of the contract to December 31st, 2008. The commercial contracting fee shall be settled every quarter with an amount of RMB 50,000 per quarter. Fujian House Media Co., Ltd.should pay the commercial contracting fee to The Target Company on a monthly basis and prepay next month’s contracting fee before the 20th of each month.
Agreement on Programme Production for Beifang Mobile TV	Tianjin North Mobile Digital Multi-media Co., Ltd.	The Target Company shall offer programmes to Beifang Mobile Channel of Tianjin North Mobile Digital Multi-media Co., Ltd. The contract term is from February 1st, 2006 to January 31st, 2007. Before the end of each cooperation period, two parties shall negotiate the content and price of the cooperation for the next period. Total project cost is RMB 1098000 which should be paid by Tianjin North Mobile Digital Multi-media Co., Ltd. to the Target Company in 5 installments.
Agreement on Programme Production for Beifang Mobile TV	Tianjin North Mobile Digital Multi-media Co., Ltd.	The Target Company shall offer programmes to Beifang Mobile Channel of Tianjin North Mobile Digital Multi-media Co., Ltd. The term of contract is from February 1st, 2006 to January 31st, 2007. Before the end of each cooperation period, two parties shall negotiate the content and price of the cooperation for the next period. Total project cost is RMB 1098000 which should be paid by Tianjin North Mobile Digital Multi-media Co., Ltd. to the Target Company in 5 installments.

Contract	Counterparty	Description	Signing Date
Agreement on Programme Production for Beifang Mobile TV	Tianjin North Mobile Digital Multi-media Co., Ltd.	The Target Company shall offer programmes to Beifang Mobile Channel of Tianjin North Mobile Digital Multi-media Co., Ltd. The term of contract is from February 1st, 2006 to January 31st, 2007. Before the end of each cooperation period, two parties shall negotiate the content and price of the cooperation for the next period. Total project cost is RMB 1098000 which should be paid by Tianjin North Mobile Digital Multi-media Co., Ltd. to the Target Company in 5 installments.	July 2nd, 2008
Contract on TV Commercial Releasing	Tianjin Mobile Communication Co., Ltd.	The Target Company provides the eexclusive naming right of the programme Super Talent Scout to Tianjin Mobile Communication Co., Ltd. and releases its TV Commercials. The term of entrusted releasing is from April 1st, 2005 to March 31st, 2006. The total project cost is RMB 1500000 and Tianjin Mobile Communication Co., Ltd. shall pay it to the Target Company in 5 installments.	January 2005
Contract on TV Commercial Releasing	Tianjin Mobile Communication Co., Ltd.	The Target Company provides the unique naming right of the programme Super Star Factory to Tianjin Mobile Communication Co., Ltd. and releases its TV Commercials. The term of entrusted releasing cooperation is from April 1st, 2006 to March 31st, 2007. The total project cost is RMB 1500000 and Tianjin Mobile Communication Co., Ltd. shall pay it to the Target Company in 5 installments.	March 2006
House Leasing Contract	Tianjin ZhongtianTeleommunication Co., Ltd.	The Target Company rents 13th floor of Zhong Tian Building (built by Tianjin ZhongtianTeleommunication Co., Ltd.), which is used as office, with an area of 695 m2. The leasing term is from November 19th, 2007 and November 18th, 2008. The total rent is RMB 304410, which shall be paid on a quarterly basis.	November 19th, 2007

Contract	Counterparty	Description	Signing Date
House Leasing Contract	Tianjin Zhongtian Telecommunication Co., Ltd.	The Target Company leases a former stokehold in Zhong Tian Building for storage use, with an area of 160 m2. The leasing term is from March 1st, 2008 and November 30th, 2008. The total rent is RMB 39420, which shall be paid on a quarterly basis.	March 1st, 2008

[English Translation Only]
Schedule J
Insurance and Bank
1.	SDTC

Type of Account	Opening Branch	Account Number
Basic account	Branch processing office at Youyi Road, Tianjin West, of China Industrial and Commerce Bank Co., Ltd.	0302014809300043788
General account	Branch operations unit of China Agricultural Bank at New Technology Park	02200901040001510
Basic account	Heping Branch of Tianjian City, China Construction Bank	12001615300052500787
2.	JIASEN

Type of Account	Opening Branch	Account Number
Basic account	Zhennan Branch of ICBC	001151209000097204
General account	Jiangsu Road Branch of Shanghai Bank	03000857628

Schedule K
Licenses / Certificates
1.	Radio and Television Paid Channel License
➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102053
Name of Channel: Time Fashion ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;
Valid Term: 3 years.

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102052
Name of Channel: Time Trip ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;
Valid Term: 3 years.

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102051
Name of Channel: Time Food ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;
Valid Term: 3 years.

➢	Radio and Television Paid Channel License issued by the State Administration of Radio Film and Television
License Number: PTC102050
Name of Channel: Time Household ();
Applicant: Tianjin TV Station;
Range of Broadcasting: PRC;
Way of Transmission: Cable;
Date of Issuing License: 1 January 2008;
Valid Term: 3 years.

(Note: the previous Radio and Television Paid Channel Licenses for channels Time Fashion, Time Trip, Time Food and Time Household were issued on 10 December 2004 with a term of three years.)
2.	Radio and Television Program Production License
➢	Radio and Television Program Production License
Name of Entity: Tianjin Times Tosun Media Development Co., Ltd.;
Business Governing Authority: Tianjin TV Station;
Legal Representative: Wan Ke;
Address: No.8 Xinghua 7th Branch Road, Xiqing Economic Development Zone, Tianjin.
Nature: Limited enterprise;
Operation Way: Radio and television program production;
Business Scope: Production of television program, special topic, variety show and cartoon;
Valid Term: From 30 April 2007 to 1 April 2009.

Schedule L
Jiasen Cooperation Agreement
[English Translation Only]
Cooperation Contract for Digital Pay Channels
This Cooperation Contract for Digital Pay Channels (the “Contract”) is made on this 28th day of September, 2008 in Shanghai, the People’s Republic of China (the “PRC”) between the following parties:

Party A:	Tianjin Television Station
Address:	No. 143, Weijin Road, Heping District, Tianjin
Legal Representative:	WAN Ke

Party B:	Shanghai Jiasen Advertising Co, Ltd.
Address:	Room 108, Building 2, No.188, Lane 1035, Qilianshan Road, Putuo District, Shanghai
Legal Representative:	ZHOU Kaidian

Party C:	Tianjin Shidai Tianchuang Media Development Co, Ltd.
Address:	No.8 Xinghua 7th Branch Road, Xiqing Economic Development Zone, Tianjin
Legal Representative:	KONG Lingquan
(In this Contract, Party A, Party B and Party C may be referred to as a “party”or collectively as the “parties”)
WHEREAS:
(1)	Party A is an independent legal person and running four nationwide broadcasting digital pay channels, namely Times Household (Radio and Television Pay Channel License No. PTC102050), Times Travel (Radio and Television Pay Channel License No. PTC102052), Times Food (Radio and Television Pay Channel License No. PTC102051) and Times Fashion (Radio and Television Pay Channel License No. PTC102053) (collectively “Four Digital Pay Channels”);

(2)	Party B is a company with limited liabilities incorporated and existing under the PRC law and proposed to expand its business in the relevant digital pay channels business;

(3)	Party C is a company with limited liabilities incorporated and existing under the PRC law, whose registered capital is RMB55,000,000 with a business scope of radio and television program production (production of television dramas, subject programs, entertainment programs and cartoons, to be operated according to the radio and television program production license valid through 1st April 2009); to utilize digital channels to provide users with paid services; advertising; meeting services; sale and distribution of stationery, communication equipment (excluding cell phone, pager) and network equipment; network and systems debugging and installation (subject to special regulations of the PRC on special business operations). Party C has rich experiences in the business of advertising agency, programs production and services and marketing of digital pay channels;

(4)	Party A holds 51% of the equity interests in Party C and Party B will acquire 49% of the equity interests in Party C through equity transfer, which has been already agreed by Party A. Party A has granted Party C with the exclusive operation rights over the Four Digital Pay Channels and wishes to continue the aforesaid exclusive cooperation after Party B’s becoming a shareholder of Party C;

(5)	Party C holds 9.225% of the equity interests in Dingshi Digital Television Media Co. Ltd (“Dingshi”), a company with limited liabilities incorporated and existing under the PRC law. Dingshi is entitled to carry out business of composing, broadcasting, transmitting, operating and managing digital pay television channels and digital radio channels.
NOW, THEREFORE, in principles of sharing risks and profits, equal and mutual benefit, after friendly consultation, the parties hereby agree as follows:
1.	Arrangement of Channel Cooperation

1.1	Party A agrees to appoint Party C as its exclusive cooperator to jointly operate the Four Digital Pay Channels.

1.2	Party A agrees that it shall appoint Party C as its exclusive cooperator for any new digital pay channels being granted to it or in any digital pay television business.

1.3	Party A shall not carry out the businesses mentioned in Clause 1.1 and 1.2 above by itself or cooperate with any other third party to operate such businesses. Party A shall not run any other channels with similar content with those channels being operated by Party C. Party B shall not, unless cooperate with Party A, carry out the businesses mentioned in Clause 1.1 and 1.2 above or run any other channels with similar content with those channels being operated by Party C.

1.4	If Party C proposes to add new digital pay channels and provides a complete business plan, Party A shall review the business plan and apply for new channel license pursuant to the business plan as soon as possible.

1.5	Party C shall be entitled to appoint any other third party (including but not limited to the joint venture companies set forth in Clause 3.3) to manage the digital pay channel business.

1.6	Party C may cooperate with qualified operating entities to carry out the businesses of composing and telecasting of the Four Digital Pay Channels, marketing agency, channel signal transmission, pay channel connection, marketing of the digital pay television programs and other information services.

1.7	Party C may provide topic-choosing and production services for the Four Digital Pay Channels and provide all programs and contents for telecasting of the Four Digital Pay Channels. Party C shall bear the production costs and personnel expenses in relation to such programs and contents. The copyrights over such programs and contents shall be awarded to Party C and Party C shall enjoy the rights and be responsible for the liabilities therefrom (or such copyrights and related rights and responsibilities shall be subject to the agreements between Party C and third party).

1.8	Party C shall be entitled to carry out any exclusive operation utilizing or based on the Four Digital Pay Channels, which includes without limitation to holding functions and advertising (unless prohibited by law).

1.9	Party A confirms that Party C has settled the relevant payments with Party A under the two existing Agreements (valid from 1st March 2005 to 28th February 2010 and from October 2004 to October 2009) and in accordance with the actual operation before the execution date of this Contract. Party C provided programs and contents to the digital pay channels and benefit, directly or indirectly, Party A in accordance with this Contract. Unless otherwise agreed in this Contract or by the parties in another agreement, Party C shall not be required to pay Party A any fee in relation with Party A’s granting of the operation of business of the Four Digital Pay Channels to it.

1.10	Unless otherwise agreed in this Contract or agreed by Party A and Party C in written after execution of this Contract, Party A agrees that Party C shall be entitled to enjoy all revenue arising from its utilization of the Four Digital Pay Channels and other relevant collateral rights during the term of cooperation, including without limitation fees collected from users of the Four Digital Pay Channels and advertising revenues.
2.	Operation of Party C

2.1	The board of directors of Party C shall comprise of five (5) directors, among which, three (3) directors shall be appointed by Party A and two (2) shall be appointed by Party B. Party C shall have one (1) general manager and two (2) deputy general managers, among which Party A may appoint the general manager and one of the deputy general managers. Party B may appoint one deputy general manager who shall be the executive deputy general manager. When Party B becomes a shareholder of Party C, Party B may appoint the financial officer of Party C, who shall hold the only one financial chop of Party C (Income and payment of Party C and its bank account shall be subject to confirmation of both the legal representative chop and financial chop).

2.2	The general manager shall be responsible for the operation of Party C. All contracts and expenses shall not be valid unless signed by both the general manager and the executive deputy general manager appointed by Party B.

2.3	The annual budge of Party C will be prepared by the management and shall be executed after approved by the board of directors.

2.4	Party A confirms that the items and amount of substantial expenses in the coming two years for operating the Four Digital Pay Channels shall be basically in line with the list in Appendix 1 and shall not exceed the amount therein. Party A and Party B confirm that Appendix 1 is the approximate expense amounts for the coming two years.

2.5	Party B proposed to invest not less than RMB130,000,000 by means it confirms into the Four Digital Pay Channels after its acquisition of 49% of equity interests in Party C.
3.	Rights and Obligations of the Parties

3.1	Rights and Obligations of Party A
3.1.1	Party A warrants the validity, legality and continuity of the relevant licenses (including but not limited to the nationwide telecasting) of the Four Digital Pay Channels, namely Times Household, Times Travel, Times Food and Times Fashion, during the terms of this Contract. Party A undertakes to complete the renewal process for each of the Radio and Television Pay Channels Licenses before its expiry in accordance with the relevant laws and regulations in order to assure the telecasting of the Four Digital Pay Channels.

3.1.2	Party A shall cooperate with Party C to apply and complete the repositioning of two channels among the Four Digital Pay Channels to North American Sport and Fighting and change the names of the two channels to reflect such repositioning. In the event that the aforesaid change cannot be completed before 15th December 2008, Party A agrees that Party B may sell all or part of its equity interests in Party C to any third party and suspend its repayment of RMB5,500,000 to Party C under Clause 3.2.1 below provided that such amount shall remain as a debt owed by Party B to Party C (free of interest). In addition, Party B or Party C may consult with Party A and change the name of the other two digital pay channels pursuant to the operation situation.

3.1.3	During the term of this Contract, Party A shall continue its provision of all supports to Party C at least not lower than the current or previous level, which includes but not limited to supports on provision of equipments, programs production and technical personnel. Party C may continue to use the equipments being provided by Party A after execution of this Contract (a list of the equipments currently used by Party C is attached as Appendix 2). For any new equipment to be used by Party C, Party A shall charge Party C at its internal department price (i.e. the price Party A charges its internal departments instead of the market price). The new equipments to be used by Party C shall be subject to approval of the board of directors of Party C.

3.1.4	Business other than the digital pay business before or after the execution of this Contract shall be deemed as Party A’s independent business, operation and liabilities of which shall be borne by Party A. The operation includes the funds for, rights and interests of the business and the liabilities include the liabilities regarding personnel, finance and property.

3.1.5	Party A shall have the final review and verification rights over the content of the Four Digital Pay Channels and any content to be telecasted shall be subject to the final review and verification of Party A (which shall also include Party A’s immediate review and verification rights during telecasting). Party A shall not be liable for any loss of Party C during its exercise of such review and verification rights.

3.1.6	Upon direction from governing authorities and in case of emergent incidents, Party A shall have the right to change the plan of telecasting and shall not be liable for any loss suffered by Party C therefrom.

3.1.7	In case of termination of Party C for any reason, Party A will revoke all rights being granted to Party C and such rights shall not be deemed by any means as the liquidated assets of Party C in the liquidation.

3.1.8	Party A agrees that, upon written request from party B or Party C, it shall confirm the rights of any third party or the joint venture companies being authorized by Party C pursuant to the provisions of this Contract by means of issuance of document, declaration, power of attorney or execution of contracts.

3.1.9	Party A shall not transfer out its equity interests in Party C without prior written consent from Party B.
3.2	Rights and Obligations of Party B
3.2.1	Subject to Clause 3.1.2 above, Party B shall be responsible for repayment of the debt in the amount of RMB10,500,000 owed by the previous shareholder to Party C when it acquires the equity interests. Party B shall repay such debt in two installments: RMB5,000,000 shall be repaid within seven working days following Party B’s acquisition of 49% of equity interests in Party C (i.e. when Party B is registered as holder of 49% of equity interests in Party C); and RMB5,500,000 shall be repaid on or before 25th December 2008. In event of its failure in repaying the aforesaid debt, Party B shall be responsible for interest on the outstanding amount at the rate equal to the bank facilities at the time of default.

3.2.2	Upon its acquisition of the 49% of equity interests in Party C, Party B shall enjoy all rights and be responsible for all obligations and liabilities in relation with such 49% of equity interests.

3.2.3	Party B shall be entitled to request Party C to audit the data reports of Dingshi or other local network on the numbers of paid users and free users, landing situation and promoting status.

3.2.4	Party B shall be entitled to appoint one person to be the supervisor of Dingshi.

3.2.5	Without confirmation from Party A, Party B shall not announce any information and news regarding Party A and Party C (except as required by laws, government authorities, courts or relevant stock exchanges), failing which Party B shall be responsible for all sequences arising therefrom.

3.2.6	Except for the provision in Clause 3.1.2 above, Party B shall not transfer out its equity interests in Party C without prior written consent from Party A.

3.2.7	Party B shall assure the basic operation of the Four Digital Pay Channels by Party C (i.e. Party B shall assure that Party C is capable to settle the satellite fees, cable transmission fees and related management expenses required for telecasting of the Four Digital Pay Channels), based on which, Party A assures the rights of Party C to operate the digital pay channels under this Contract.
3.3	Rights and Obligations of Party C
3.3.1	In accordance with the relevant laws and regulations, Party A and Party B agree that Party C may incorporate program production companies (“Joint Venture Companies”) with the nominees of Party B for managing each of the digital pay channels it is entitled to operate. Party C shall enter into agreements with each of the Joint Venture Companies to authorize each of the Joint Venture Companies to exclusively manage each of the digital pay channels. The Joint Venture Companies shall be responsible for and enjoy all revenue from the operating funds, programs contents, sale of the channel, advertising, functions holding, collateral products and other operation business of the relevant digital pay channel. Party C, as the supervisor, shall have the rights and be responsible for editing, content reviewing and handling application process for the channels.

3.3.2	Party C shall incorporate the Joint Venture Companies respectively as agreed in Clause 3.3.1 above within 30 days following Party B’s becoming a shareholder holding 49% of its equity interests.

3.3.3	Party C and the Joint Venture Companies shall agree in the respective cooperation agreement that Party C undertakes to assist the relevant Joint Venture Companies to enter into digital pay television telecasting contracts with Dingshi or other local network provided that Party C shall request Dingshi or other local network as parties to the telecasting contracts to pay the revenue arising from the relevant digital pay channel directly to the accounts of the Joint Venture Companies upon incorporation of the Joint Venture Companies.

4.	Term of Cooperation

This Contract shall be valid during the whole term when both Party A and Party B are shareholders of Party C. During the term of this Contract, Party B and Party C shall have the pre-emptive rights when Party A opens other business.
5.	Representation and Warranties
5.1	Party A, Party B and Party C respectively represent and warrant to the other parties that it has the power and capabilities and has been duly authorized to execute and perform this Contract. Its execution and performance of this Contract will not contravene the provision of PRC law, its constitutional documents, any other contract and agreements it is a party or any other existing obligations existing before execution of this Contract.

5.2	Party A, Party B and Party C shall perform this Contract in the principle of honesty and trust. The parties agree that the validity of this Contract will not be influenced by merger, division, change of name, setting up joint venture or cooperative venture of Party A and/or Party B. The performance of this Contact shall not be influenced by change of governing authority of Party A.

5.3	The parties shall procure its shareholders meeting and board of directors to issue resolutions as required for performance of this Contract.
6.	Liabilities for Breach of Contract

In case that any party commits a breach of this Contract except due to impact of force majeure and causes damages to the other parties, the other parties may request the breaching party to compensate their losses incurred.
7.	Disputes Resolution

In case of dispute arising from the performance of this Contract or objection from any party to any term of this Contract, the parties shall consult with each other for solution. If no solution is reached through consultation, any party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the Commission’s arbitration rules in effect at that time. The arbitration shall be held in Beijing in Chinese. The arbitration award shall be final and binding upon the parties.
8.	Miscellaneous
8.1	This Contract shall become into effect upon execution of the parties. This Contact contains all understanding between the parties on the subject matter of this Contract and shall replace all previous warranties, understandings, contracts or other undertakings, verbal or written, of the parties.

8.2	This Contract shall be governed by and construed with the PRC law.

8.3	This Contract is prepared in six (6) original copies, each party holding two (2). Each copy shall have the same legal effect.
IN WITNESS WHEREOF, the parties have executed this Contract as of the date first above written.

Party A:	Tianjin Television Station

Legal Representative or Authorized Delegate:
(Signature and Chop)

Party B:	Shanghai Jiasen Advertising Co, Ltd.

Legal Representative or Authorized Delegate:
(Signature and Chop)

Party C:	Tianjin Shidai Tianchuang Media Development Co, Ltd.

Legal Representative or Authorized Delegate:
(Signature and Chop)

[English Translation Only]

Appendix 1	Budget and Costs
Appendix 1: Budget and Cost Statement

Description	Amount	Amount
Office management fees	1,360,000 Yuan/year	1,360,000
Rent	360,000 Yuan/year	360,000
Administrative personnel	600,000 Yuan/year	600,000
Office fees	400,000 Yuan/year	400,000
Business maintenance expense	300,000 Yuan/year	300,000
Business personnel expense	250,000 Yuan/year	250,000
Business maintenance expense	50,000 Yuan/year	50,000
Public relation fees	200,000 Yuan/year	200,000
Channel maintenance fees	Estimate: 6,880,000yuan	6,880,000
Channel transmission fees	250,000 Yuan/year/channel, 1 million Yuan/year in total	1,000,000
Satellite Transmission fees for channel	1,370,000 Yuan/year, 5,480,000 Yuan/year in total	5,480,000
Channel maintenance fees	400,000 Yuan/year	400,000
Technology maintenance fees	180,000 Yuan	180,000
Administrative personnel for broadcasting library	180,000 Yuan/year	180,000
Expenses for TV programme edit and review	160,000-32,000 Yuan/year	320,000
Miscellaneous		760,000

Total		10,000,000

Appendix 2: Equipment List of Tianjin Shidai Tianchuang Media development Co. Ltd

Equipment description	Unit	Quantity	Specification	Operation location
4 sets of digital program broadcasting transmitter; 4 sets of digital amplifiers, 4 sets of digital transmission encoding equipment, combined as 4 sets of digital-control broadcasting platform		1		Transmitter room
4 sets of digital video storage library. Each set is of independent array. Storage, edit and broadcasting are independent.		1		Transmitter room
Digital broadcasting room, surveillance and broadcasting room, digital control and broadcasting room, digital edit and broadcasting room		1		Transmitter room
Digital broadcasting, surveillance and broadcasting personnel. Amplifier and transmission circuit personnel.		1		Transmitter room
Post-production edit and broadcasting room, including digital input, nonlinearity edit and integration room for mutual edit		1		Transmitter room
Nonlinear computer	Set	1		Transmitter room
Nonlinear computer	Set	1		Transmitter room
PC nonlinear editor	Set	1	iPod	Transmitter room
Video equipment	Set	1		Transmitter room
Nonlinear editor	Set	1		Transmitter room
Graphics workstation system 3D	Set	1	AMD3000+(939)/1G/200G	Transmitter room
Post-production nonlinear edit equipment	Package	1	TARGA 3100	Transmitter room
Wide-angle lens	Piece	1	JG-0.5*100	Company machine room
Disk recorder	Set	1	DVD-R25 Malata	Company machine room
Wide-angle lens	Piece	1	JG-0.5*100	Company machine room
Wide-angle lens	Piece	1	JG-0.5*100	Company machine room
Satellite antenna system	Package	1	5100CI	Transmitter room
High-definition DV camera	Package	1	HRR-81C	Transmitter room

Equipment description	Unit	Quantity	Specification	Operation location
Nonlinear editor	Package	1	Avid	Transmitter room
Graphics workstation 3D computer	Set	1		Transmitter room
Nonlinear edit system	Package	1	Self-configuration	Transmitter room
Nonlinear edit system	Package	1	Self-configuration	Transmitter room

Schedule M
Equity Transfer Documents
1.	Shareholders’ resolution of Jiasen approving the transfer of Jiasen Equity Interests in Jiasen, change of executive director and legal representative and amendment of the articles of association of Jiasen;
2.	Director’s resolution of Jiasen approving the transfer of Jiasen Equity Interests in Jiasen, change of executive director and legal representative and amendment of the articles of association of Jiasen;
3.	Agreement on transfer of Jiasen Equity Transfers in Jiasen from existing shareholder of Jiasen to XFM Nominee;
4.	Acknowledgement of receipt of RMB100,000 from existing shareholder of Jiasen to XFM Nominee; and
5.	Amended articles of association of Jiasen.

Schedule N
Internal Control Agreements
1.	Equity pledge agreement between XFM Nominees, Jiasen and HBLD relating to pledge of all of the equity interest in Jiasen by XFM Nominees in favour of HBLD;
2.	Capital contribution certificate and shareholders’ registry to be issued to XFM Nominees;

3.	Exclusive equity purchase option agreement between XFM Nominees, Jiasen and HBLD;
4.	Subrogation agreement between XFM Nominees, Jiasen and HBLD.

[English Translation Only]
Schedule O
Financial Statements of SDTC
Appendix VI
Balance Sheet

Tianjin Shidai Tianchuang Co. Ltd.				July 31, 2008		Unit: yuan

Assets	Line No.	at beginning of year	at end of year	Liabilities and owner’s equity	Line No.	At beginning of year	at end of year
Current Assets:				Current liabilities:
Cash and cash equivalents	1	2,955,138.21	817,319.50	Short-term loans	36	0.00	0.00
Short-term Investment	2	0.00	0.00	Notes payable	37	0.00	0.00
Internal Transactions	3			Accounts payable	38	41,105.00	41,105.00
Notes receivable	4	0.00	0.00	Advance from clients	39	0.00	0.00
Accounts receivable	5	200,000.00	411,800.00	Other payables	40	-112,733.77	-208,131.40
Less:Provision for bad debts	6	0.00	0.00	Accounts payable-related parties	41
Net Accounts receivable	7	200,000.00	411,800.00	Accrued payroll	42	0.00	0.00
Accounts prepaid	8	20,000.00	0.00	Accrued welfarism	43	0.00	0.00
Interest receivable	9				44	106,469.04	65,812.93
Dividend receivable	10			Divedend payable	45
Other receivables	11	27,891,012.56	26,524,751.28	Other fund in conformity with paying	46	8,355.77	4,685.99
Accounts receivable-related parties	12			Accrued expense	47	0.00	0.00
Inventory	13	0.00	0.00	Long-term liabilities due in 1 year	48
of which:Work-in-process	14	0.00	0.00	Other current liabilities	49
Expenses to be amortized	15	50,735.00	96,199.50
Other current assets	17	0.00	0.00
Total current assets	18	31,116,885.77	27,850,070.28	Total current liabilities	50	43,196.04	-96,527.48
Long-term investment				Long-term liabilities
Long-term equity investment	19	5,000,000.00	5,000,000.00	Long-term loans	51	0.00	0.00

Assets	Line No.	at beginning of year	at end of year	Liabilities and owner’s equity	Line No.	At beginning of year	at end of year
Long-term creditor right investment	20			Bond payable	52	0.00	0.00
Total Long-term investment	21	5,000,000.00	5,000,000.00	Long-term payables	53	0.00	0.00
Fixed assets		0.00		Deferred rental income	54	0.00	0.00
	22	1,077,842.45	1,113,306.45	Other long-term liabilities	55
Less:Accumulated depreciation	23	460,163.49	581,743.27	Total long-term liabilities	56	0.00	0.00
Net Value of Fixed Assets	24	617,678.96	531,563.18
Disposal of fixed assets	25	0.00	0.00	Defered tax:
Project goods and material	26			Defered tax credit	57	0.00	0.00
Construction-in-process	27
Net loss of fixed assests to be disposed of	28			Total liabilities	58	43,196.04	-96,527.48
Total fixed assets	29	617,678.96	531,563.18
				Owner’s equity:
Intangible assets & deferred assets:				Paid-up capital	59	55,000,000.00	55,000,000.00
Intangible assets	30	18,000.00	28,300.00	Capital reserves	60	0.00	0.00
Long-term deferred expenses	31	1,666,666.80	1,083,333.49	Surplus reserves	61	0.00	0.00
Other long-term assets	32			of which: Public welfare fund	62	0.00	0.00
Total intangible assets & deferred assets	33	1,684,666.80	1,111,633.49	Undistributed profits	63	-16,623,964.51	-20,410,205.57
				Total owner’s equity	64	38,376,035.49	34,589,794.43
Deferred tax:				Minority shareholder’s interest	65
Deferred tax debit	34	0.00	0.00		66
Total assets	35	38,419,231.53	34,493,266.95	Total liabilities and owner’s equity	67	38,419,231.53	34,493,266.95